EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BETWEEN

EACH PARTY LISTED AS A "SELLER" ON SCHEDULE I

AS SELLERS

AND

STRAWBERRY FIELDS REIT, INC.,

A MARYLAND CORPORATION

AS PURCHASER

TABLE OF CONTENTS

Page

EXHIBITS, ANNEXES AND SCHEDULES

EXHIBITS

Exhibit A	Legal Description
Exhibit B	Assignment and Assumption of Master Lease
Exhibit C	Intentionally Deleted
Exhibit D	Form of Bill of Sale
Exhibit E	Form of General Assignment and Assumption
Exhibit F	Form of Closing Certificate
Exhibit G	Form of Title Affidavit

ANNEXES

Annex 1	Defined Terms

SCHEDULES

Schedule I	Facility Names and Addresses; Sellers
Schedule 6.1.2	Required Consents
Schedule 6.1.4	Legal Proceedings
Schedule 6.1.5	Condemnation
Schedule 14.21	Notices

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "**Agreement**") is entered into as of the 8th day of June, 2023 (the "**Effective Date**"), by and among each party listed as a "**Seller**" on Schedule I attached hereto (each, a "**Seller**"; and, collectively, "**Sellers**") and STRAWBERRY FIELDS REIT, INC., a Maryland corporation ("**Purchaser**").

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, Sellers and Purchaser hereby agree as follows:

RECITALS

Sellers desire to sell, and Purchaser desires to purchase, all of Sellers' respective right, title and interest in and to each Seller's respective owned interest in the real property identified on Schedule I, as more particularly described in Exhibit A attached hereto, together with the Facility (as hereinafter defined) located thereon and identified on Schedule I and certain related property, on the terms and conditions set forth below.

ARTICLE I.
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in Annex 1 attached hereto. All uses of the word "including" shall mean "including, without limitation" unless the context shall indicate otherwise. The provisions of this Article I shall survive the Closing and any earlier termination of this Agreement.

ARTICLE II.
PURCHASE AND SALE; PURCHASE PRICE AND DEPOSIT

2.1 **Purchase and Sale**. Each Seller agrees to sell and convey its respective portion of the Property to Purchaser and Purchaser agrees to purchase the Property from Sellers, all in accordance with the terms and conditions set forth in this Agreement.

2.2 **Purchase Price and Deposit**.

2.2.1 The total purchase price (the "**Purchase Price**") for the Property shall be One Hundred Two Million and no/100 Dollars ($102,000,000.00), payable by Purchaser as follows:

2.2.1.1 Within three (3) Business Days following execution of this Agreement, and as a condition to the effectiveness and enforceability of this Agreement, Purchaser shall deliver to Chicago Title Insurance Company, as escrow agent ("**Escrow Agent**") a deposit in the amount of Four Million and no/100 Dollars ($4,000,000), by wire transfer in cash of immediately available funds (as the same may be increased pursuant to Section 3.3, and together with any interest accrued thereon, the "**Deposit**"), which shall be held by Escrow Agent. The Deposit shall be non-refundable except as otherwise expressly set forth herein. Escrow Agent shall deposit the Deposit in an interest-bearing

demand deposit account maintained at a federally insured bank or savings and loan association that is a member of the Clearing House Association in such a manner that the entirety of the Deposit and/or such proceeds are, to the extent feasible, protected by federal deposit insurance. Sellers and Purchaser shall promptly execute and deliver to Escrow Agent such documentation as Escrow Agent may reasonably require to enable Escrow Agent to comply with the deposit instructions set forth herein. At the Closing, Escrow Agent shall release the Deposit to Sellers by wire transfer of immediately available funds in accordance with Sellers' wire instructions to be delivered by Sellers to Purchaser and Escrow Agent prior to the Closing (the "**Sellers' Wire Instructions**").

2.2.1.2 The amount by which the Purchase Price (subject to prorations and/or adjustments required by this Agreement to be made at the Closing) exceeds the sum of the Deposit shall be delivered by Purchaser to Escrow Agent at the Closing in cash by wire transfer of immediately available funds. At the Closing, Escrow Agent shall release the Deposit to Sellers by wire transfer of immediately available funds in accordance with Sellers' Wire Instructions.

2.2.2 Each of Sellers and Purchaser agree that (i) the Purchase Price shall be allocated among the Facilities and agreed to by Sellers and Purchaser prior to the expiration of the Due Diligence Period (the portions of the Purchase Price so allocated, the "**Allocated Purchase Prices**"), (ii) the Allocated Purchase Prices will be allocated to the portions of the Property comprising each Facility that constitute real property and no value is allocable to the portions of the Property comprising each Facility that constitute personal property and (iii) the Allocated Purchase Prices will be negotiated by a process of arm's-length negotiations, including the parties' best judgment as to the fair market value of each respective Facility, and the parties specifically agree the Allocated Purchase Prices will be final and binding with respect to, and will consistently reflect those allocations in, the Title Policies.

2.2.3 Notwithstanding anything to the contrary set forth herein, a portion of the Deposit in the amount of One Hundred and no/100 Dollars ($100.00) (the "**Independent Consideration**") shall be delivered to Sellers and shall be deemed to be independent consideration for Sellers entering into this Agreement on the terms and conditions set forth herein. The Independent Consideration shall be non-refundable in any and all circumstances whatsoever.

2.2.4 All currency amounts set forth in this Agreement are expressed in United States Dollars.

2.2.5 The provisions of this Section 2.2 shall survive the Closing.

2.3 Escrow Provisions Regarding Deposit.

2.3.1 Escrow Agent shall hold and apply the Deposit in accordance with the applicable terms of this Agreement, including Section 2.2.1.1, Section 9.2 and this Section 2.3.

2.3.2 In the event of a termination of this Agreement in accordance with Section 9.1, Escrow Agent is authorized to deliver the Deposit to the party entitled to same in accordance

with Section 9.2 on or before the third (3rd) Business Day following receipt by Escrow Agent and the nonterminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Deposit, prior to the expiration of such three (3) Business Day period. In such event Escrow Agent shall have the right to interplead the Deposit into a court of competent jurisdiction in the State of Indiana. All attorneys' fees and costs and expenses of the Escrow Agent incurred in connection with such interpleader shall be assessed against the party that is not awarded the Deposit in the event that such money is interpleaded or if it is distributed in part to both parties, then in the inverse proportion of such distribution.

2.3.3 Escrow Agent shall have no duties or responsibilities other than those expressly set forth herein. Escrow Agent shall have no duty to enforce any obligation of any Person to make any payment or delivery or to enforce any obligation of any Person to perform any other act. Escrow Agent shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto (other than Escrow Agent) or any maker, guarantor, endorser or other signatory of any document or any other Person to perform such Person's obligations under any such document. Except for amendments to this Agreement hereinafter referred to and except for joint instructions given to Escrow Agent by Sellers and Purchaser relating to the Deposit, Escrow Agent shall not be obligated to recognize any agreement between any or all of the Persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

2.3.4 In its capacity as escrow agent, Escrow Agent shall not be responsible for the genuineness or validity of any security, instrument, document or item deposited with it and shall have no responsibility other than to faithfully follow the instructions contained herein, and it is fully protected in acting in accordance with any written instrument given to it hereunder by any of the parties hereto and reasonably believed by Escrow Agent to have been signed by the proper person, except that Escrow Agent shall act in accordance with Section 2.3.2 in connection with the disposition of the Deposit. Escrow Agent may assume that any Person purporting to give any notice hereunder has been duly authorized to do so. Escrow Agent is acting as a stakeholder only with respect to the Deposit. Promptly after the receipt by Escrow Agent of (a) notice of any demand by either party claiming that it is entitled to the Deposit or (b) any other claim or the commencement of any action, suit or proceeding by either party, Escrow Agent shall (i) send a copy of such notice to the other party and inform the other party of such claim and (ii) comply with its obligations set forth in Section 2.3.2.

2.3.5 It is understood and agreed that the duties of Escrow Agent are purely ministerial in nature. Escrow Agent shall not be liable to the other parties hereto or to anyone else for any action taken or omitted by it, or any action suffered by it to be taken or omitted, in good faith and in the exercise of reasonable judgment, except for intentional violation of its obligations under this Agreement, acts of willful misconduct or gross negligence. Except with respect to the disposition of the Deposit pursuant to Section 2.3.2, Escrow Agent may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by Escrow Agent to be genuine and to be signed or presented by the proper person or

persons. Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a final judgment or decree of a court of competent jurisdiction in the State of Indiana, or a Federal court in such jurisdiction, or a writing delivered to Escrow Agent signed by the proper party or parties (subject to Section 2.3.2) and, if the duties or rights of Escrow Agent are affected, unless it shall give its prior written consent thereto.

2.3.6 Escrow Agent shall have the right to assume in the absence of written notice to the contrary from the proper Person or Persons that a fact or an event by reason of which an action would or might be taken by Escrow Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith and in the exercise of reasonable judgment, in reliance upon such assumption.

2.3.7 Except in connection with Escrow Agent's intentional violation of its obligations under this Agreement, willful misconduct or gross negligence, Escrow Agent shall be indemnified and held harmless jointly and severally by the other parties hereto from and against any and all actual, out-of-pocket expenses or loss suffered by Escrow Agent (as escrow agent), including reasonable attorneys' fees, in connection with any action, suit or other proceeding involving any claim, which arises out of or relates to this Agreement, the services of Escrow Agent hereunder or the monies held by it hereunder.

2.3.8 From time to time on and after the Effective Date, Sellers and Purchaser shall deliver or cause to be delivered to Escrow Agent such further documents and instruments and shall do and cause to be done such further acts as Escrow Agent shall reasonably request (it being understood that Escrow Agent shall have no obligation to make any such request except as reasonably required herein) to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

2.3.9 Escrow Agent may resign at any time as the escrow agent hereunder upon giving five (5) days' prior written notice to that effect to both Sellers and Purchaser. In such event, the successor escrow agent shall be a nationally recognized title insurance company or other Person reasonably acceptable to both Sellers and Purchaser. Such party that will no longer be serving as escrow agent shall deliver, against receipt, to such successor escrow agent, the Deposit held by such party, to be held by such successor escrow agent pursuant to the terms and provisions of this Agreement. If no such successor has been designated on or before such party ceases to be escrow agent hereunder, whether by resignation or otherwise, its obligations as escrow agent shall continue until such successor is appointed; provided, however, that its sole obligation thereafter shall be to safely keep all monies then held by it and to deliver the same to the Person designated as its successor or until directed by a final order or judgment of a court of competent jurisdiction or upon mutual direction of Purchaser and Sellers, whereupon Escrow Agent shall make disposition thereof in accordance with such order or such mutual direction. If no successor escrow agent is designated and qualified within five (5) days after its resignation is effective, such party that will no longer be serving as escrow agent may apply to any court of competent jurisdiction for the appointment of a successor escrow agent.

2.3.10 The terms of this Section 2.3 shall survive the Closing or earlier termination of this Agreement.

2.4 All or Nothing Basis. Subject to the terms and conditions of this Agreement, Sellers agree to sell to Purchaser, and Purchaser agrees to purchase from Sellers, at the Closing in consideration of the Purchase Price, all of the property comprising the Property. Subject to the terms and conditions of this Agreement, Purchaser acknowledges and agrees that (i) the sale of the Property shall be on an "all or nothing" basis, (ii) Purchaser shall have no right, and Sellers shall have no obligation, to exclude any single Facility or any portion of the Property from the Transactions other than as expressly set forth herein, and (iii) any termination of this Agreement pursuant to the terms hereof shall constitute a termination of this Agreement as to all of the Property, including all of the Facilities, other than as expressly set forth herein.

ARTICLE III.
DILIGENCE; BROKERAGE

3.1 Diligence.

3.1.1 Purchaser acknowledges and agrees that Sellers have afforded Purchaser and each of its agents and representatives an opportunity to review the Property, including each of the Facilities and certain documentation, contracts, agreements, reports, financials and other information related thereto provided to Purchaser by Sellers or otherwise made available to Purchaser (collectively, the "**Materials**").

3.1.2 Purchaser acknowledges and agrees that any and all Materials (including any Third-Party Reports) provided to it by any Seller or any Person acting on behalf of any Seller, or any other Person which prepared or provided any of the Materials, have been provided subject to the terms of Article XIII.

3.1.3 Prior to the Closing, Purchaser shall have the right to conduct on-site non-invasive physical and environmental examinations, inspections, tests, studies, evaluations and investigations at the Facilities (collectively, "**Physical Due Diligence**") in accordance with the Access Agreement and the terms of this Section 3.1.3, subject to the following limitations:

3.1.3.1 Purchaser shall provide to Sellers the names, addresses and scope of work for each consultant, contractor and agent who will be conducting Physical Due Diligence at any Facility, and the scope of work shall be subject to Sellers' prior written consent, which shall not be unreasonably withheld;

3.1.3.2 except as expressly provided in Section 3.1.4, no invasive testing shall be conducted at any Facility without Sellers' prior written consent, which may be granted or withheld in Sellers' sole discretion;

3.1.3.3 Purchaser shall promptly repair any damage to the Facilities caused by any Physical Due Diligence; and

3.1.3.4 all Physical Due Diligence shall be at Purchaser's sole expense and shall be in accordance with all Applicable Law.

3.1.4 Notwithstanding Section 3.1.3.2 to the contrary, Sellers' consent to any Phase II assessment requested by Purchaser will not be unreasonably withheld, provided that, in addition to the limitations provided in Sections 3.1.3.1, 3.1.3.3, and 3.1.3.4, all of the following conditions are met:

3.1.4.1 Purchaser shall notify Sellers in writing as soon as reasonably practicable in advance of the performance of any work planned in connection with any such Phase II assessment (the "**Invasive Testing**"), but no less than three (3) Business Days prior to accessing the Property. Purchaser's notice must provide a reasonable description of the Invasive Testing and activities to be conducted, which must include manner, location, scope and schedule of such Invasive Testing activities ("**Purchaser's Scope of Work**"); provided that Purchaser must receive Sellers' prior written consent pursuant to this Section 3.1.4 before undertaking any such Invasive Testing. If Sellers consent to Purchaser's Scope of Work, Purchaser must coordinate such Invasive Testing with Sellers so that Sellers may have the opportunity to be present. Any request to conduct Invasive Testing must also include a health and safety plan for the proposed activities. The access rights granted herein by Sellers extend only to the Invasive Testing permitted under this Agreement as set forth in Purchaser's Scope of Work;

3.1.4.2 In the event of any Invasive Testing, Purchaser shall properly dispose of all excavated soil and water samples and samples of other substances or materials obtained or taken from the Property by or on behalf of Purchaser (collectively referred to as "**Samples**") off-site in accordance with the reasonable requirements established by Sellers and in accordance with Applicable Law. To the extent permitted by Applicable Law, Purchaser will be deemed to be the generator of such Samples and any related wastes collected, excavated, dredged or removed by or on behalf of Purchaser in performing any Invasive Testing (collectively referred to as "**Sampling Wastes**"). Unless otherwise required by Applicable Law, Purchaser shall sign all manifests for transportation and disposal of any such Sampling Wastes without reference to Sellers or any of their affiliates on the manifests. Copies of all such manifests must be provided to Sellers. Within five (5) Business Days of completing any Invasive Testing, Purchaser must remove from the Property all such Sampling Wastes generated by Purchaser's activities and properly dispose of such Sampling Wastes in accordance with all Applicable Laws. Purchaser must ensure Sampling Wastes are properly contained and managed until properly disposed of. Purchaser is responsible for any investigation or remediation that may be required by law as a result of its taking or acquisition of Samples or its generation or management of Sampling Wastes; and

3.1.4.3 Purchaser shall, at Purchaser's sole cost and expense, provide to Sellers copies of all data and reports generated by such Invasive

Testing within three (3) Business Days of data or report completion. Purchaser shall not submit a copy of any such data or report to any governmental authority unless specifically required to do so by Applicable Law; and, if so required, Purchaser shall first, except as may otherwise be required by Applicable Law, provide to Sellers a copy of any such data or report and related information and any proposed transmittal letters or correspondence to such governmental authority and make reasonable efforts to allow Sellers to suggest corrections or modifications thereto, prior to submitting such data or report to such governmental authority.

3.1.5 Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages (including claims for mechanics' and materialmen's liens) in connection with or arising out of any entry onto, or review, investigations or inspections of, the Property by or on behalf of Purchaser, other than any Damages arising solely out of (i) the acts or omissions of the Seller Indemnified Parties or (ii) the mere discovery by Purchaser of pre-existing conditions at the Property.

3.1.6 The provisions of this Section 3.1 shall survive the Closing and any earlier termination of this Agreement.

3.2 Due Diligence Period.

3.2.1 Purchaser shall have until the conclusion of the Due Diligence Period to review (i) the Title Documents and any Existing Surveys provided by Sellers to Purchaser or otherwise made available to Purchaser prior to such date, and any New Surveys, and (ii) the Updated Zoning Reports, provided that, with respect to this clause (ii), Purchaser shall have ordered such Updated Zoning Reports. If, at any time prior to the expiration of the Due Diligence Period, such review of the Title Documents, any Existing Surveys and/or the Updated Zoning Reports discloses any items, which (i) are not caused by or the result of any act or fault of Purchaser, or any Purchaser Consultant, (ii) are not Mortgages (which are covered by Section 4.4), (iii) are not items that constitute Permitted Exceptions under Section 4.3.4, Section 4.3.5, Section 4.3.6, or Section 4.3.7, and (iv) would have, or would reasonably be expected to have, a material adverse effect on the value, use or operation of any Facility (each, a "**Material Existing Exception**"), Purchaser shall notify Sellers in writing of Purchaser's approval or disapproval of such Material Existing Exception no later than when the Due Diligence Period expires.

3.2.2 If Purchaser fails to deliver written notice of its approval or disapproval of any Material Existing Exception on or prior to the date on which the Due Diligence Period expires, such Material Existing Exception shall be deemed to be a Permitted Exception.

3.2.3 If Purchaser delivers written notice of its disapproval of any Material Existing Exception on or prior to expiration of the Due Diligence Period, Sellers may, in Sellers' sole discretion, notify Purchaser, within ten (10) Business Days of receipt of notice of Purchaser's disapproval of such Material Existing Exception, as to whether they elect to attempt to Remove such Material Existing Exception. It is hereby agreed that Sellers' failure to give notice within such ten (10) Business Days of receipt of Purchaser's disapproval of such Material Existing

Exception shall be deemed an election by Sellers not to Remove any such matters (other than as required by Section 4.4).

3.2.4 If Sellers elect, pursuant to Section 3.2.3, to attempt to Remove any Material Existing Exception, such Material Existing Exception shall constitute a "**Material Existing Exception To Be Removed**".

3.2.5 If Purchaser delivers written notice of its disapproval of any Material Existing Exception in accordance with Section 3.2.3 and Sellers do not elect or is deemed to have not elected, pursuant to Section 3.2.3, to attempt to Remove such Material Existing Exception, Purchaser shall have the right, as its exclusive remedy, elect to either (i) waive its objection to such Material Existing Exception and proceed with the Transactions without a reduction in the Purchase Price, in which event Purchaser shall be deemed to have approved such Material Existing Exception and such Material Existing Exception shall constitute a Permitted Exception, or (ii) terminate this Agreement within ten (10) days after receipt of Sellers' election, or deemed election, not to Remove the Material Existing Exception.

3.2.6 If Sellers elect not to Remove any Material Existing Exception To Be Removed which Purchaser has disapproved in accordance with Section 3.2.3, are deemed to have made such an election pursuant to Section 3.2.3, or fail to Remove any such Material Existing Exception To Be Removed they have elected to attempt to Remove, in each case, at or prior to the Closing, Purchaser shall have the right, as its exclusive remedy, elect either to (i) terminate this Agreement, in which event the Deposit (less the Independent Consideration) shall be promptly returned to Purchaser, or (ii) waive its objection to such Material Existing Exception To Be Removed and proceed with the Transactions without a reduction in the Purchase Price, in which event Purchaser shall be deemed to have approved such Material Existing Exception To Be Removed and such Material Existing Exception To Be Removed shall constitute a Permitted Exception.

3.2.7 If the Closing occurs, Purchaser shall be deemed to have accepted any Material Existing Exception as a Permitted Exception and shall have no further rights or remedies with respect to such Material Existing Exception except as otherwise set forth in this Agreement.

3.3 Extension of Due Diligence. Purchaser shall have the right to extend the Due Diligence Period by fifteen (15) calendar days upon (i) written notice to Sellers prior to the then-current expiration of the Due Diligence Period; and (ii) simultaneous (but in any event prior to the then-current expiration of the Due Diligence Period) delivery to Escrow Agent of an additional deposit in the amount of One Million and no/100 Dollars ($1,000,000), by wire transfer in cash of immediately available funds, which shall thereupon become a part of, and be treated as, the Deposit hereunder.

3.4 Brokerage. Each of Sellers and Purchaser represents and warrants to the other that it has not dealt with or utilized the services of any real estate broker, investment banker, sales person or finder in connection with this Agreement. The provisions of this Section 3.4 shall survive the Closing and any earlier termination of this Agreement.

ARTICLE IV.
TITLE

4.1 <u>**Title Documents**</u>. Purchaser has ordered, with respect to each Facility, a preliminary title report or a standard form commitment from the Title Company to provide an owner's title insurance policy for such Facility (each, a "**Title Commitment**"), together with copies of all instruments identified as exceptions therein (together with each Title Commitment, collectively, the "**Title Documents**").

4.2 <u>**Surveys**</u>. Sellers have made available to Purchaser, with respect to each Facility, the Existing Surveys. Purchaser has ordered or will order, at its sole cost and expense, a new or updated survey with respect to each Facility, which survey shall be certified to the applicable Seller(s) (each, a "**New Survey**").

4.3 <u>**Permitted Exceptions**</u>. With respect to each Facility, the Deed delivered with respect to the Land and the Improvements applicable to such Facility shall be subject to the following, all of which shall be deemed "**Permitted Exceptions**" with respect to such Facility (and the Property applicable to such Facility):

4.3.1 All matters shown in the applicable Title Documents that are not Removed on or prior to the Closing;

4.3.2 All matters shown on any Existing Survey or applicable New Survey;

4.3.3 The standard printed exceptions appearing on the applicable Title Commitment, other than those that can be removed by Sellers' execution and delivery of the affidavits to the Title Company as required by <u>Section 5.2.9</u>;

4.3.4 The rights of parties in possession under the Master Lease or any person or entity in possession by, through or under the Master Lease;

4.3.5 Applicable federal, state and local laws, ordinances and governmental regulations, including building and zoning laws, ordinances and regulations, now or hereafter affecting such Facility;

4.3.6 Any liens or encumbrances that any Tenant is permitted to grant, or obligated to remove, pursuant to the terms of Master Lease;

4.3.7 Any easements and other liens and encumbrances the applicable Seller is obligated to grant on such Facility pursuant to the Master Lease, recorded instrument listed in the Title Documents, or Applicable Law; and

4.3.8 Any other defects in or exceptions or objections to title to such Facility, except (i) any New Exception to which Purchaser has timely objected in accordance with <u>Section 4.5</u> and which Sellers have elected to Remove pursuant to <u>Section 4.5</u>, and (ii) any Mortgage.

4.4 **Monetary Liens**. It is understood and agreed that any deed of trust, deed to secure debt and/or mortgage recorded against the Property, or any portion thereof, which secures any indebtedness for money borrowed by Sellers (but, for the avoidance of doubt, excluding any deed of trust, deed to secure debt and/or mortgage securing any indebtedness of any Tenant and encumbering the interest of such Tenant in the Property pursuant to the Master Lease) (each such deed of trust, deed to secure debt or mortgage, together with any related assignment of leases and rents, fixture filing, security agreement or instrument with respect to the indebtedness secured thereby, a "**Mortgage**") shall not be deemed a Permitted Exception and shall be paid off, satisfied, discharged and/or cured by Sellers either prior to the Closing or from proceeds of the Purchase Price at the Closing. For the avoidance of doubt, if a Material Existing Exception or Material Existing Exception To Be Removed otherwise constitutes a Mortgage, the provisions of this Section 4.4 shall apply with respect to same.

4.5 **New Exceptions**.

4.5.1 Purchaser may order (x) updates to, continuations of and/or supplements to any of the Title Commitments and/or (y) updates or supplements to the New Surveys (each of the foregoing, a "**Title Update**"), in each case, at Purchaser's sole cost and expense. Purchaser shall instruct the Title Company and any surveyor to simultaneously deliver directly to Purchaser and Sellers (and their respective counsel referenced in Section 14.21 of this Agreement) copies of each Title Update (including tax and departmental searches) ordered by Purchaser or otherwise issued by the Title Company or any surveyor, and copies of all underlying documentation referenced as an exception therein. If, at any time after the expiration of the Due Diligence Period but prior to the Closing, any Title Update discloses any additional items, which (i) are not caused by or the result of any act or omission (but only where Purchaser, any Affiliate of Purchaser or any Purchaser Consultant is under an express duty to act) or fault of Purchaser, any Affiliate of Purchaser or any Purchaser Consultant, (ii) are not Mortgages (which are covered by Section 4.4), (iii) are not items that constitute Permitted Exceptions under Section 4.3 (other than any Permitted Exceptions described in Section 4.3.8), (iv) are not disclosed in any prior Title Update, and (v) individually or in the aggregate with any other items first reflected on any Title Update that satisfies clauses (i) through (iv) of this Section 4.5.1, (x) would have, or would reasonably be expected to have, a Facility MAE or (y) would permit any Tenant to terminate the Master Lease (each, a "**New Exception**"), Purchaser shall notify Sellers in writing of Purchaser's approval or disapproval of such New Exception not later than the date that is the earlier of (i) five (5) Business Days after the date of its receipt of such Title Update and (ii) the Closing Date (such earlier date, the "**New Exception Review Period Expiration Date**").

4.5.2 If Purchaser fails to deliver written notice of its approval or disapproval of any New Exception on or prior to the New Exception Review Period Expiration Date (and in any event prior to the Closing), such New Exception shall be deemed to be a Permitted Exception.

4.5.3 If Purchaser delivers written notice of its disapproval of any New Exception on or prior to the New Exception Review Period Expiration Date, Sellers may, in Sellers' sole discretion, notify Purchaser as to whether they elect to attempt to Remove such New Exception no later than five (5) days after Sellers' receipt of Purchaser's written notice of disapproval of such New Exception (and Sellers shall have the right to adjourn the Scheduled Closing Date for a period of up to five (5) days in order to make such election).

4.5.4 If Sellers elect to attempt to Remove any New Exception, provided that Sellers have promptly commenced to Remove such New Exception and are diligently prosecuting the completion thereof, Sellers shall be entitled to any reasonable adjournments of the Scheduled Closing Date to Remove such New Exception, not to exceed thirty (30) days in the aggregate.

4.5.5 If Sellers do not deliver a written notice of their election to attempt to Remove any New Exception prior to the date that is five (5) days after Sellers' receipt of Purchaser's written notice of disapproval of such New Exception pursuant to Section 4.5.3, Sellers shall be deemed to have elected not to Remove such New Exception as of the expiration of such five (5) day period. In such event, or if Sellers deliver a written notice of their election to not remove such New Exception, Purchaser shall be deemed to have approved and irrevocably waived its objection to such New Exception, and such New Exception shall constitute a Permitted Exception, unless Purchaser notifies Sellers in writing of its election to terminate this Agreement within ten (10) days after the New Exception Review Period Expiration Date.

4.5.6 If Sellers elect not to Remove any New Exception which Purchaser has disapproved in accordance with Section 4.5.3, are deemed to have made such an election pursuant to Section 4.5.5, or fail to Remove any such New Exception they have elected to attempt to remove, in each case, at or prior to the Closing, Purchaser shall have the right, as its exclusive remedy, elect either to (i) terminate this Agreement, in which event the Deposit (less the Independent Consideration) shall be promptly returned to Purchaser, or (ii) waive its objection to such New Exception and proceed with the Transactions without a reduction in the Purchase Price, in which event Purchaser shall be deemed to have approved such New Exception and such New Exception shall constitute a Permitted Exception.

4.5.7 Notwithstanding the foregoing provisions of this Section 4.5, (i) if the existence of any New Exception constitutes a breach by Sellers of Section 7.5, Purchaser shall have the rights and remedies set forth in Article X in connection with such breach and (ii) if the Closing occurs, Purchaser shall be deemed to have accepted any New Exception as a Permitted Exception and shall have no further rights or remedies with respect to such New Exception

ARTICLE V.
CLOSING

5.1 Closing Date. The Closing shall occur on the date that is thirty (30) days following expiration of the Due Diligence Period (such date, the "**Scheduled Closing Date**"). Sellers shall have the right, in their sole election, to adjourn the Scheduled Closing Date by delivery of written notice to Purchaser on or prior to the then applicable Scheduled Closing Date for purposes of obtaining and delivering the Estoppel.

5.2 Sellers' Closing Deliveries. Sellers shall deliver (or cause to be delivered) to Escrow Agent each of the following items at or prior to the Closing:

5.2.1 With respect to each Facility, a Deed executed and acknowledged by the applicable Seller, with Purchaser or the applicable Designee, if applicable, as grantee;

5.2.2 An Assignment and Assumption Agreement, in the form attached hereto as Exhibit B, executed by Sellers, with the applicable Purchaser as the counterparty (the "**Master Lease Assignment and Assumption**");

5.2.3 A promissory note, the form of which will be finalized by the parties on or before expiration of the Due Diligence Period (the "**Note**"), executed by Sellers or their designee, in an original principal amount of the sum of (A) Four Million and no/100 Dollars ($4,000,000) plus (B) Sellers' Closing Costs (such sum, the "**Principal Amount**"), with a maturity date of sixty (60) days following the Closing;

5.2.4 With respect to each Facility, a Bill of Sale, in the form attached hereto as Exhibit C, executed by the applicable Seller for the benefit of Purchaser or the applicable Designee, if applicable;

5.2.5 With respect to each Facility, a General Assignment and Assumption Agreement, in the form attached hereto as 0, executed by the applicable Seller, with the applicable Purchaser as the counterparty (each, a "**General Assignment and Assumption**");

5.2.6 The Closing Certificate executed by Sellers;

5.2.7 Sellers' counterpart signatures to the closing statement to be prepared by Escrow Agent which shall include the applicable prorations and adjustments calculated in accordance with the terms of this Agreement (the "**Closing Statement**");

5.2.8 With respect to each Seller, a validly executed and correctly completed Internal Revenue Service Form W-9;

5.2.9 With respect to each Facility, an owner's title affidavit, in substantially the form attached hereto as Exhibit G, executed by the applicable Seller; and

5.2.10 With respect to each Seller, resolutions, certificates of good standing and such other organizational and other documents as the Escrow Agent may reasonably require to evidence such Seller's authority to consummate the Transactions or (y) otherwise satisfy the requirements of any Governmental Authority in connection with the recordation of the Deeds and Assignment and Assumption of Master Lease (or memorandum thereof).

5.3 Purchaser Closing Deliveries. Purchaser shall deliver (or cause to be delivered) to Escrow Agent each of the following at or prior to the Closing:

5.3.1 The full Purchase Price (less the Deposit), plus or minus (as applicable) the adjustments or prorations required by this Agreement, and the Principal Amount;

5.3.2 Purchaser's countersigned counterpart of the Master Lease Assignment and Assumption;

5.3.3 Purchaser's countersigned counterpart of each General Assignment and Assumption;

5.3.4 The Closing Certificate executed by Purchaser;

5.3.5 Purchaser's counterpart signature to the Closing Statement; and

5.3.6 Resolutions, certificates of good standing and such other organizational and other documents as the Escrow Agent may reasonably require to (x) evidence Purchaser's authority to consummate the Transactions or (y) otherwise satisfy the requirements of any Governmental Authority in connection with the recordation of the Deeds, and/or Assignment and Assumption of Master Lease.

5.4 Prorations and Adjustments.

5.4.1 *General*. All normal and customarily proratable items, including collected rents and other operating costs and expenses, shall be prorated, subject to the below terms of this Section 5.4.1, as of 11:59 p.m. (local time at the applicable Facility) on the day immediately prior to the Closing Date, the parties agreeing that Sellers shall be entitled to or responsible for, as applicable, all such items attributable to the period up to the Closing Date (and credited for any amounts paid by Sellers with respect to any period on or after the Closing Date) and Purchaser shall be entitled to or responsible for, as applicable, all such items attributable to the period on and after the Closing Date (in each case, except as otherwise expressly set forth below in this Section 5.4.1). The items to be so prorated shall include the following (and shall be prorated as set forth below):

5.4.1.1 Items with Respect to the Master Lease.

(a) Subject to the provisions of Section 5.4.1.1(b), all fixed rents (the "**Rents**") under the Master Lease and other collected income and revenues from the Property (or any portion thereof) shall be prorated on a cash basis as of 11:59 p.m. (local time at the applicable Facility) on the day immediately prior to the Closing Date on the basis of the actual number of days of the month (or other applicable time period) which shall have elapsed as of the Closing Date. Sellers shall deliver or provide a credit in an amount equal to all prepaid Rents received by Sellers that are for periods first starting on or after the Closing Date to Purchaser on the Closing Date.

(b) No proration shall be made at the Closing with respect to any Rents which have not been collected as of the Closing Date as evidenced by the Closing Statement ("**Uncollected Rent**"). However, Purchaser shall pay Sellers all Uncollected Rent (to the extent attributable to periods prior to the Closing Date and net of reasonable costs of collection; any Uncollected Rents attributable to a time period that includes days prior to the Closing Date and following the Closing Date, and any reasonable costs of collection with respect to the same, shall be prorated between Purchaser and Sellers based upon the number of days each owned the Property during such time period) as and when collected by Purchaser, subject to the further provisions of this Section 5.4.1.1(b). Purchaser agrees to bill the applicable Tenants for all Uncollected Rents and to take commercially reasonable actions (which shall not include an obligation to engage a collection agency or commence legal action) to attempt to collect all Uncollected Rents for a period of one hundred twenty (120) days following the Closing Date. Purchaser's collection of any Uncollected Rents shall be applied in the following order of priority: (i) first, in payment of Rents

owed by such Tenant for the month in which the Closing Date occurs, with such amounts being prorated between Purchaser and Sellers based upon the number of days each owned the Property during the month in which the Closing Date occurs, (ii) second, in payment of current rentals at the time of receipt, (iii) third, to delinquent rentals, if any, which became due after the Closing Date, and (iv) fourth, to delinquent rentals, if any, which became due and payable prior to Closing (which shall include the reimbursement to Sellers thereof, net of collection costs); *provided*, however, that any year-end or similar reconciliation payment shall be allocated as provided herein. Sellers shall not be permitted to pursue collection of any Uncollected Rents attributable to periods prior to the Closing Date (provided, however, the foregoing shall not prohibit Sellers from pursuing Uncollected Rent from any Person formerly occupying any Facility who is not a Tenant as of the Effective Date or Closing Date).

(c) At the Closing, (x) Purchaser shall receive a credit for the aggregate amount of any capital expenditure reimbursements payable by Sellers under the Master Lease that remain outstanding and unpaid as of the Closing Date (provided, however, in no event shall such credit exceed $1,000,000), and Purchaser shall be responsible from and after the Closing Date for the payment of such reimbursements.

(d) At the Closing, Purchaser shall receive a credit for the amount of the Security Deposits (to the extent such Security Deposits remain unapplied).

5.4.1.2 Taxes. Except as otherwise explicitly provided for in this Agreement, any Taxes for the Property (and each portion thereof), or any installment of assessments payable in installments in respect of the Property (or any portion thereof) which installment is payable in the calendar year in which the Closing Date occurs, shall be prorated as of 11:59 p.m. (local time at the applicable Facility) on the day immediately prior to the Closing Date, on the basis of the actual number of days of the month (or other applicable time period) which shall have elapsed as of the Closing Date. The prorations pursuant to this Section 5.4.1.3 shall be based upon the assessed valuation and tax rate figures for the year in which the Closing Date occurs or the amount of such installments, as applicable, to the extent the same are available; *provided*, *however*, that, in the event that actual figures (whether for the assessed value of any portion of the Property, the tax rate, or the amount of such assessments) are not available as of the Closing Date, the proration at the Closing shall be made using figures from the preceding year or based on the most recent installment payment, subject to adjustment pursuant to Section 5.4.3. Notwithstanding anything herein to the contrary, Taxes for the Property (and each portion thereof) and any installment of assessments payable in installments in respect of the Property (or any portion thereof) shall not be adjusted with respect to any portion of the Property demised pursuant to the Master Lease under the terms of which such Taxes and assessments are paid directly by the Tenants to the applicable Governmental Authority or other Person to whom such Taxes or assessments are due.

5.4.1.3 Utilities. Any and all utility charges for which any Seller is liable with respect to any Facility, if any, shall be tentatively prorated as of the Closing on the basis of the most recent meter reading occurring prior to the Closing or, if unmetered, on the basis of the most recent bill for such utility, subject to adjustment pursuant to Section 5.4.3. Sellers shall receive a credit for all deposits transferred to Purchaser at the

Closing or which remain on deposit as of the Closing for the benefit of Purchaser with respect to any utility service.

5.4.1.4 Intentionally omitted.

5.4.1.5 Seller Insurance Policies. Each of Sellers and Purchaser acknowledge and agree that none of the insurance policies, fidelity bonds and other insurance contracts maintained by Sellers in respect of the Property, if any (the "**Seller Insurance Policies**") shall be assigned to Purchaser (but without limiting the terms of Article XI), and Purchaser shall be responsible for arranging for its own insurance for the Property as of the Closing Date (and the obtaining of any such insurance, and any particular terms and conditions of any such insurance, shall not constitute a condition to Purchaser's obligation to consummate the Closing in accordance with the terms of this Agreement). Accordingly, no proration or adjustment shall be made between Sellers and Purchaser with respect to the Seller Insurance Policies.

5.4.2 *Proration Schedule*. No later than one (1) Business Day prior to the Closing Date, the parties shall jointly prepare a proration schedule setting forth the prorations to be made at the Closing pursuant to Section 5.4.1, which proration schedule shall be reflected on the Closing Statement and, subject to Section 5.4.3, shall be final with respect to the items set forth therein. The parties shall attempt in good faith to reconcile any differences or disputes regarding the proration schedule; *provided*, *however*, that, if the parties are unable (despite good-faith efforts) to agree upon any item on the proration schedule, then Sellers' good-faith estimate of any such item shall prevail for purposes of the Closing and pending any adjustment pursuant to Section 5.4.3.

5.4.3 *Post-Closing Adjustments*. To the extent applicable, Sellers and Purchaser, acting in good faith, shall reconcile with each other within one hundred twenty (120) days following the Closing Date the amounts prorated and adjusted pursuant to this Section 5.4 using any new or updated information, including the reconciliation of estimated amounts with actual amounts, the correction of any errors and the inclusion of any items which should have been included as of the Closing Date; *provided*, *however*, if such final proration cannot be reasonably completed with respect to any Taxes or assessments in respect of the Property (or any portion thereof) within such one hundred twenty (120) day period, because the amounts of any such Taxes or assessments for any applicable period are not yet known, then such final proration shall be completed as soon as such amounts are actually known (and Purchaser shall, promptly upon receipt, deliver to Sellers all such documents and information received by Purchaser after the Closing as may be necessary for Sellers to confirm the amounts of Taxes and assessments for the purposes of the final adjustments pursuant to this Section 5.4.3). In the event the parties have not agreed with respect to any adjustments required to be made pursuant to this Section 5.4.3 within thirty (30) days following the expiration of such one hundred twenty (120) day period (or with respect to any Taxes or assessments, following the determination of the amounts of such Taxes or assessments), upon application by either party, a certified public accountant reasonably acceptable to the parties shall determine any such adjustment which has not theretofore been agreed to between the parties. The charges of such accountant shall be borne by the party that does not prevail in such dispute. For a period of nine (9) months after the Closing Date, Sellers shall be obligated promptly to pay to Purchaser any Rents attributable to any period from, including and after the Closing Date received by any Seller at any time on or after the Closing Date (it being

understood that such obligation of Sellers shall survive the Closing for a period of nine (9) months after the Closing Date. All adjustments to be made as a result of the final adjustments (whether based on the mutual agreement of the parties or based on the determination of a certified public accountant) shall be paid to the party entitled to such adjustment (by wire transfer of immediately available funds pursuant to wire instructions to be provided by the payee to the payor) within thirty (30) days after the final determination thereof. Neither party shall have any obligation to re-adjust any items prorated and adjusted pursuant to this Section 5.4 after the expiration of the applicable periods set forth in this Section 5.4.3.

5.4.4 The provisions of this Section 5.4 shall survive the Closing.

5.5 Closing Costs.

5.5.1 *Sellers' Closing Costs*. Sellers shall be responsible for payment of (i) all fees of Sellers' attorneys, accountants and other consultants, (ii) title search and title premium for the Title Policies with extended coverage; (iii) one half of the fees and expenses of Escrow Agent, and (iv) recording fees with respect to clearing title of any Material Existing Exception To Be Removed (the total amount of the foregoing items (i), (ii), (iii), and (iv) are, collectively "**Sellers' Closing Costs**").

5.5.2 *Purchaser's Closing Costs.* Purchaser shall be responsible for payment of (i) all fees of Purchaser's attorneys, accountants and other consultants; (ii) all fees, costs and expenses incurred in connection with Purchaser's due diligence, including, without limitation, the cost of any New Surveys; (iii) recording fees, deed taxes, sales taxes, stamp taxes, intangibles taxes or similar taxes imposed with respect to the Deeds; (iv) the cost of any endorsements (other than extended coverage) with respect to the Title Policies; (v) the cost of any simultaneously issued lender's policy of title insurance; (vi) the cost of recording fees for Purchaser's financing documents; and (vii) one half of the fees and expenses of Escrow Agent.

5.5.3 The terms and provisions of this Section 5.6 shall survive the Closing and any earlier termination of this Agreement.

ARTICLE VI.
REPRESENTATIONS OF SELLERS AND PURCHASER

The disclosure schedules attached hereto (the "**Disclosure Schedules**") are arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement to which such sections and subsections of the Disclosure Schedules relate. An exception to a representation or warranty in this Article VI set forth in the Disclosure Schedules effectively modifies the corresponding representation or warranty in this Article VI; *provided* that any fact or condition disclosed in any Section or subsection of the Disclosure Schedules in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement, or information called for by another Section or subsection of the Disclosure Schedules, reasonably apparent shall be deemed to be an exception to such representation or representations and to be disclosed on such other Section or sub Section of such Disclosure Schedules notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed in any Section of the Disclosure Schedules shall not be deemed, solely by

reason of such inclusion, to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement except to the extent the related representation or warranty is subject to a materiality qualifier.

6.1 Sellers' Representations. Sellers hereby make, as of the Effective Date (except as otherwise expressly set forth below) and, subject to Section 6.2, as of the Closing Date (except as otherwise expressly set forth below), the following representations and warranties to Purchaser, subject to the qualifications and exceptions set forth below:

6.1.1 *Organization and Authority*. Each Seller has been duly organized, is validly existing and is in good standing under the laws of its state of organization and is authorized to do business and is in good standing under the laws of the state in which the Property owned by such Seller is located. Each Seller has the full right, power and authority to enter into this Agreement, perform its obligations hereunder and to consummate or cause to be consummated the Transactions, and all such actions have been duly and validly authorized by such Seller. The person signing this Agreement, and all other agreements, documents and instruments required to be signed by any Seller pursuant to the terms of this Agreement, on behalf of the applicable Seller is authorized to do so, and this Agreement, and such other agreements, documents and instruments, do or (when executed) will constitute the legal, valid and binding obligations of such Seller and are or (when executed) will be enforceable against such Seller in accordance with their terms, except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

6.1.2 *No Conflicts*. The execution, delivery and performance of this Agreement by Sellers and the consummation of the Transaction by Sellers do not and will not: (a) conflict with or result in a breach of any terms, conditions or provisions of the organizational documents governing any Seller; (b) result in a breach or acceleration of or constitute a default or event of termination (with or without the giving of notice, the passage of time or otherwise) under the provisions of any agreement, arrangement, understanding, accord, document or instrument by which any Seller is bound, which would have a Facility MAE or Material Adverse Effect; (c) other than as described on Schedule 6.1.2 attached hereto (collectively, the "**Required Consents**") and any consents required in connection with the transfer of the Permits (or issuance of new licenses or permits with respect to the Land, the Improvements or the Facilities) to Purchaser, require the consent, approval or authorization of, or registration, filing or declaration with, any Person, court or other Governmental Authority or instrumentality, domestic or foreign (other than any such consents or approvals that have been obtained or the failure to so obtain would not have a Facility MAE or Material Adverse Effect); or (d) result in a violation or breach of any Applicable Law (including, without limitation, any order, writ, judgment, injunction, decree, law, or regulation) applicable to any Seller or by which any Seller or the Property is bound to the extent such violation or breach would have a Facility MAE or Material Adverse Effect.

6.1.3 *No Bankruptcy*. No Seller has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally. No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or

arrangement with creditors (including any assignment for the benefit of creditors)), voluntary or involuntary, relating to any Seller or such Seller's Property is pending, or, to Sellers' knowledge, is being threatened against any Seller by any Person. Sellers have not received written notice that any Tenant is a party to any bankruptcy proceeding.

6.1.4 *Legal Proceedings*. Other than as described on Schedule 6.1.4 attached hereto, no actions, suits, proceedings or other litigation is pending or, to Sellers' knowledge, threatened against any Seller in any court or before or by an arbitration tribunal or regulatory commission, department or agency which (i) has had or would reasonably be expected to have a Facility MAE or (ii) would otherwise be binding on Purchaser.

6.1.5 *Condemnation*. Other than as described on Schedule 6.1.5 attached hereto, no pending condemnation or eminent domain proceedings exist with respect to the Property or any portion thereof, Sellers have not received any written notices thereof, and, to Sellers' knowledge, no condemnation or eminent domain proceedings or actions are threatened or contemplated.

6.1.6 *Prohibited Person*. No Seller is (i) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the "**Executive Order**"); (ii) a Person that is named as a "specially designated national" or "blocked person" on the most current list published by the U.S. Treasury Department's Office of Foreign Assets Control ("**OFAC**") at its official website, http://www.treas.gov/offices/enforcement/ofac, or is included on any other Government List, all as may be amended from time to time; or (iii) a Person owned or controlled by, or acting for or on behalf of any person or entity that is listed in any Government List or in the Annex to, or is otherwise subject to the provisions of, the Executive Order, or a Person that is otherwise the target of any economic sanctions program currently administered by OFAC. No Seller nor any Affiliate thereof that owns any direct or indirect interest in a Seller (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in any Government List, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable anti-money laundering and anti-terrorism laws.

6.1.7 *Material Contracts*. Other than the Master Lease, there are no contracts or agreements to which any Seller is a party and upon which the business of the Property (taken as a whole) or any individual Facility is substantially dependent.

6.1.8 *FIRPTA*. No Seller is a "foreign person" as defined in Section 1445 of the Code.

6.1.9 *Master Lease*. Sellers have made available to Purchaser true, complete and correct copies, in all material respects, of the Master Lease (including all amendments, modifications and supplements thereto), in each case to the extent in Sellers' possession or control.

6.1.10 *Compliance with Law*. No Seller has received any written notice of a material violation of any Applicable Laws with respect to the Property or any portion thereof,

including any applicable Environmental Laws and fire, health, building, use, occupancy or zoning laws, regulations, ordinances and codes, which has not been cured or dismissed and would have a Facility MAE.

6.1.11 *Brokerage Commissions*. There are no brokerage commissions or finders' fees payable by any Seller with respect to the current term of the Leases for which Purchaser may be liable at or after Closing. No Seller has any agreement with any broker or leasing agent with respect to the current term or any renewal, extended or amended term of any Lease which will be binding on Purchaser.

6.1.12 *Special Assessments*. Seller has not received written notice of (1) any pending or threatened special assessments affecting the Property or (2) any contemplated improvements affecting the Property that may result in special assessments affecting the Property.

6.2 <u>Subsequent Changes; Updates to Disclosure Schedules</u>. Notwithstanding anything to the contrary in this Agreement, Sellers shall be required to amend or supplement the Disclosure Schedules from time to time without Purchaser's consent to the extent that (on account of facts or circumstances first arising after the Effective Date which do not constitute or arise out of the breach by any Seller of its obligations hereunder) the Disclosure Schedules need to be amended or supplemented to maintain the truth or accuracy as of the Closing Date of the applicable representation or warranty or the information disclosed therein (to the extent applicable), by providing a written copy of such amendment or supplement to Purchaser no later than five (5) Business Days after Sellers have obtained knowledge of such facts or circumstances. If at any time prior to the Closing (i) either (x) Sellers make any such amendment or supplement to the Disclosure Schedules or (y) Purchaser otherwise obtains actual, present and conscious knowledge (whether by notice from Sellers or otherwise) of any fact or circumstance which would constitute a breach of a representation or warranty by any Seller as of the Closing Date (on account of facts or circumstances first arising after the Effective Date which do not constitute or arise out of the breach by any Seller of its obligations hereunder) (each, a "**New Disclosure Item**"), and (ii) such New Disclosure Item would result in a Material Adverse Effect, then Purchaser, as its sole remedy, shall have the right to terminate this Agreement and obtain a refund of the Deposit (less the Independent Consideration). Any such election to terminate this Agreement shall be made by Purchaser by written notice thereof (a "**New Disclosure Item Termination Notice**") given to Sellers not later than five (5) Business Days after Purchaser obtains actual, present and conscious knowledge (whether by notice from Sellers or otherwise) of such New Disclosure Item (but, in any event, prior to the Closing), *provided* that Sellers shall deliver a written response to any New Disclosure Item Termination Notice within five (5) days of delivery of such New Disclosure Item Termination Notice setting forth Sellers' election (x) to attempt to cure the fact or circumstance giving rise to such New Disclosure Item within thirty (30) days following the delivery of such New Disclosure Item Termination Notice or (y) not to attempt to cure such fact or circumstance (it being understood that Sellers' failure timely to deliver such a written response shall be deemed an election not to attempt to cure such fact or circumstance). If Sellers elect to cure the fact or circumstance giving rise to such New Disclosure Item following Purchaser's timely delivery of a New Disclosure Item Termination Notice, Sellers shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days in the aggregate) for the purpose of pursuing and completing such cure, provided that Sellers shall have promptly commenced such cure and shall be diligently prosecuting the completion thereof. If Sellers elect not to attempt to cure such fact

or circumstance giving rise to such New Disclosure Item (or are deemed to have elected not to attempt such cure), this Agreement shall terminate as of the effective date of such election (or deemed election) and the Deposit (less the Independent Consideration) shall promptly be returned to Purchaser. If Purchaser does not timely elect to terminate this Agreement pursuant to this Section 6.2, then Purchaser shall be conclusively deemed to have elected to waive its right to terminate this Agreement pursuant to this Section 6.2 and elected to acquire the Property on the terms set forth in this Agreement without adjustment to the Purchase Price and shall not be permitted to make any claim and shall have no recourse, right of action or claim against Sellers pursuant to Article XII or otherwise pursuant to this Agreement, or at law or in equity, with respect to the applicable New Disclosure Item.

6.3 Purchaser's Representations. Purchaser hereby makes, as of the Effective Date and as of the Closing Date, the following representations and warranties to each Seller, subject to the qualifications and exceptions set forth below:

6.3.1 *Organization and Authority*. Purchaser is a corporation, has been duly organized, is validly existing and is in good standing under the laws of Maryland and, as of the Closing Date, shall be authorized to do business and in good standing under the laws of the states in which the Property is located. Purchaser has the full right, power and authority to enter into this Agreement, perform its obligations hereunder and to consummate or cause to be consummated the Transactions, and all such actions have been duly and validly authorized by Purchaser. The person signing this Agreement, and all other agreements, documents and instruments required to be signed by Purchaser pursuant to the terms of this Agreement, on behalf of Purchaser is authorized to do so, and this Agreement, and such other agreements, documents and instruments, do or (when executed) will constitute the legal, valid and binding obligations of Purchaser and are or (when executed) will be enforceable against Purchaser in accordance with their terms, except as such enforceability may be affected by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

6.3.2 *No Conflicts*. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Transactions by Purchaser do not and will not: (a) conflict with or result in a breach of any terms, conditions or provisions of the organizational documents governing Purchaser; (b) result in a breach or acceleration of or constitute a default or event of termination (with or without the giving of notice, the passage of time or otherwise) under the provisions of any agreement, arrangement, understanding, accord, document or instrument by which Purchaser is bound, which would have a material adverse effect on Purchaser's ability to consummate the Transactions; (c) require the consent, approval or authorization of, or registration, filing or declaration with, any Person, court or other Governmental Authority or instrumentality, domestic or foreign (other than any such consents or approvals that have been obtained or the failure to so obtain would not have a material adverse effect on Purchaser's ability to consummate the Transactions); or (d) result in a violation or breach, in any material respect, of any Applicable Law (including, without limitation, any order, writ, judgment, injunction, decree, law, or regulation) applicable to Purchaser or by which Purchaser or the property of Purchaser is bound to the extent such violation or breach would have a material adverse effect on Purchaser's ability to consummate the Transactions.

6.3.3 *No Bankruptcy*. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, admitted in writing its inability to pay its debts as they generally come due or made an offer of settlement, extension or composition to its creditors generally. No insolvency proceeding of any character (including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors)), voluntary or involuntary, relating to Purchaser or Purchaser's property is pending, or, to Purchaser's actual, present and conscious knowledge, is being threatened against Purchaser by any Person.

6.3.4 *Legal Proceedings*. No actions, suits, proceedings or other litigation is pending or, to Purchaser's actual, present and conscious knowledge, threatened against Purchaser or its Affiliates in any court or before or by an arbitration tribunal or regulatory commission, department or agency which, if adversely determined, would reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the Transactions.

6.3.5 *Prohibited Person*. Purchaser is not (i) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) a Person that is named as a "specially designated national" or "blocked person" on the most current list published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac, or is included on any other Government List, all as may be amended from time to time; or (iii) a Person owned or controlled by, or acting for or on behalf of any person or entity that is listed in any Government List or in the Annex to, or is otherwise subject to the provisions of, the Executive Order, or a Person that is otherwise the target of any economic sanctions program currently administered by OFAC. The funds transferred by Purchaser to Sellers pursuant to this Agreement are not the property of, or beneficially owned, directly or indirectly, by any Persons described in any of clauses (i) through (iii) of the immediately preceding sentence or the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7). Neither Purchaser nor any Affiliate thereof that owns any direct or indirect interest in Purchaser (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in any Government List, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable anti-money laundering and anti-terrorism laws.

6.4 **Survival**. The provisions of this Article VI shall survive the Closing, subject to the provisions of Section 12.1.

ARTICLE VII.
COVENANTS OF SELLERS AND PURCHASER

7.1 **Operation of Facilities**. Between the Effective Date and the Closing Date, each Seller shall conduct its business with respect to the applicable Facility in the ordinary course of its business consistent with past practice.

7.2 **Estoppel**. Sellers shall, to the extent they have not already done so prior to the Effective Date, deliver to the Tenants under the Master Lease the form of estoppel attached as Exhibit M to the Master Lease, which estoppel does not disclose (i) any matters that are materially adverse to the Master Lease, the Property or the financial condition thereof, in any material respect or (ii) any default under the Master Lease (the "**Estoppel**"), and use commercially reasonable efforts to obtain Tenants' execution thereof. As used herein, "commercially reasonable efforts" shall not include any obligation to institute or threaten legal proceedings, to declare or threaten to declare any Person in default, to incur any liabilities, to expend any monies or to cause any other Person to do any of the foregoing.

7.3 **Intentionally Omitted**.

7.4 **Master Lease**. Between the Effective Date and the Closing Date, Sellers shall obtain Purchaser's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) prior to executing any amendment, modification, termination or assignment of the Master Lease.

7.5 **Voluntary New Exceptions**. Between the Effective Date and the Closing Date, Sellers shall not voluntarily grant, or permit or cause to be granted, any New Exceptions.

7.6 **Notice of New Disclosure Items**. If, at or prior to the Closing, Purchaser has actual, present and conscious knowledge of any New Disclosure Item as to which Sellers have not yet delivered to Purchaser any amendment or supplement to the Disclosure Schedules, Purchaser shall deliver written notice to Sellers thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing).

7.7 **Tax Contests**.

7.7.1 *Taxable Period Terminating Prior to the Closing Date*. Sellers (at their sole cost and expense) shall (i) retain the right to commence, continue and settle any proceedings to contest any Taxes for any taxable period which terminates prior to the Closing Date and (ii) be entitled to any refunds of Taxes awarded in such proceedings for such periods prior to the Closing Date.

7.7.2 *Taxable Period Including the Closing Date*. Following the Closing, Purchaser, at its sole cost and expense, shall have the right to commence, continue and settle any proceedings to contest any Taxes for any taxable period which includes the Closing Date. Any refunds awarded in such proceedings shall be used first to reimburse Purchaser for the reasonable costs and expenses incurred by Purchaser in contesting such Taxes, and the remainder of such refunds shall be prorated between Sellers and Purchaser as of 11:59 p.m. (local time at the applicable Facility) on the day immediately prior to the Closing Date, based upon actual days in the applicable taxable period prior to and after the Closing Date. Promptly upon receipt of any such refund, Purchaser shall pay the applicable prorated amount to Sellers.

7.7.3 *Taxable Period Commencing After Closing Date*. Following the Closing, Purchaser shall (i) have the right to commence, continue and settle any proceedings to contest any Taxes for any taxable period which commences after the Closing Date and (ii) be entitled to any refunds of Taxes awarded in such proceedings for such periods.

7.7.4 *Tenant Refunds*. Notwithstanding the foregoing, if any refund related to any taxable period which includes the Closing Date or any taxable period which terminates prior to the Closing Date creates an obligation on the part of any Seller or Purchaser to reimburse any Tenants under the Master Lease in effect as of the Closing Date for any rents paid or to be paid, such refund shall be applied as follows: (a) if such refund is received by any Seller in accordance with Section 7.7.1, such Seller shall, subject to Purchaser's approval (which shall not unreasonably be withheld, conditioned or delayed) of such Seller's calculations, pay Purchaser the aggregate amount of that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Master Lease to such Tenant) for disbursement to such Tenants, and (b) if such refund is received by Purchaser in accordance with Section 7.7.2, Purchaser shall, subject to Sellers' approval (which shall not unreasonably be withheld, conditioned or delayed) of Purchaser's calculations, (i) disburse the aggregate amount of that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Master Lease to such Tenant) to such Tenants, and (ii) the balance of such refund (if any) shall be prorated between Sellers and Purchaser in accordance with Section 7.7.2.

7.7.5 *Cooperation; Expenses*. Sellers and Purchaser shall use commercially reasonable efforts to cooperate with the party contesting any Taxes pursuant to, and in accordance with, this Section 7.7 (at no out-of-pocket cost or expense to the non-contesting party, other than any *de minimis* cost or expense or any cost or expense which the requesting party agrees to reimburse pursuant to an agreement mutually acceptable to the parties). All out-of-pocket attorneys' fees and other expenses actually incurred in obtaining any refunds which are required to be prorated between Sellers and Purchaser in accordance with Section 7.7.2 shall be apportioned between the Sellers and Purchaser in proportion to the gross amount of such refunds or savings payable to Sellers and Purchaser, respectively (without regard to any amounts reimbursable to Tenants); provided, however, that neither Sellers nor Purchaser shall have any liability for any such out-of-pocket fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.

7.7.6 *Survival*. This Section 7.7 shall survive the Closing.

7.8 Intentionally Omitted.

7.9 Intentionally Omitted..

7.10 Litigation; Violations. Between the Effective Date and the Closing Date, Sellers shall promptly advise Purchaser upon receipt of any written notice, or updates in respect, of any pending, uninsured action, suit, litigation, arbitration proceeding or administrative hearing (including any condemnation or eminent domain proceeding) before any Governmental Authority which affects the Property or any portion thereof. Sellers shall deliver to Purchaser, promptly after receipt thereof, copies of any written notices of material violations of Applicable Law regarding the Property or any portion thereof received by any Seller. Sellers may not settle any claim or compromise any litigation or proceeding affecting the Property (or any portion thereof) that is not covered by insurance and that (x) is or is reasonably likely to be binding on Purchaser from and after the Closing or (y) would reasonably be likely to have a Facility MAE, in each case, without

the prior written approval of Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed; provided that no such settlement shall have a Material Adverse Effect.

7.11 **<u>Performance</u>**. Between the Effective Date and the Closing Date, Sellers shall use commercially reasonable efforts to perform, or cause their agents to perform, in all material respects, all obligations of landlord under the Master Lease.

7.12 **<u>Intentionally Omitted</u>**.

7.13 **<u>Taxes, Charges, etc.</u>** Between the Effective Date and the Closing Date, to the extent cash flow from the Property is sufficient, Sellers shall continue to pay or cause to be paid all Taxes (subject to the provisions of <u>Section 7.7</u>), and to pay or cause to be paid all water and sewer charges and other monetary obligations that can create liens on the Property, subject to Sellers' obligations pursuant to <u>Section 4.4</u>.

7.14 **<u>Transfers</u>**. Between the Effective Date and the Closing Date, Sellers shall not transfer, sell or otherwise dispose of the Property or any portion thereof or any interest in the Property or any portion thereof, in each case, except for the use and consumption of inventory and other supplies, and the replacement of worn out, obsolete and defective tools, equipment and appliances, in the ordinary course of business.

7.15 **<u>Zoning</u>**. Between the Effective Date and the Closing Date, Sellers shall not initiate or consent to any zoning reclassification of the Property or any portion thereof or any change to any approved site plan, special use permit, planned unit development approval or other land use entitlement affecting the Property or any portion thereof without Purchaser's prior written consent, which consent may be granted or withheld in Purchaser's sole discretion.

ARTICLE VIII.
CONDITIONS PRECEDENT TO CLOSING

8.1 **<u>Purchaser's Conditions to Closing</u>**. The obligations of Purchaser to consummate the Closing are subject to the satisfaction (or waiver by Purchaser in writing) of the following conditions as of the Closing:

8.1.1 *Representations and Warranties.* Each of the Sellers' Representations shall be true in all respects (without regard to qualifications based on materiality) as of the Closing Date (or, if specifically stated therein, the Effective Date or any other date so stated), except where the failure of any such Sellers' Representations to be true would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.1.2 *Covenants and Agreements.* Sellers shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by them prior to or on the Closing Date, including delivery of the items listed in <u>Section 5.2</u>.

8.1.3 *Estoppel.* Purchaser shall have received the Estoppel, executed by the Tenants under the Master Lease, in the form required by <u>Section 7.2</u>.

8.2 Sellers' Conditions to Closing. The obligations of Sellers to consummate the Closing are subject to the satisfaction (or waiver by each Seller in writing) of the following conditions as of the Closing:

8.2.1 *Representations and Warranties.* Each of the Purchaser's Representations shall be true in all respects (without regard to qualifications based on materiality) as of the Closing Date, except where the failure of any such Purchaser's Representations to be true would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser's ability to consummate the Transactions.

8.2.2 *Covenants and Agreements.* Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or on the Closing Date, including delivery of the items listed in Section 5.3.

8.3 Mutual Conditions to Closing. The respective obligations of each of the parties to effect the Transactions shall be subject to the satisfaction of the following conditions as of the Closing:

8.3.1 *No Legal Prohibition.* No order or injunction of any court or administrative agency of competent jurisdiction, nor any statute, rule, regulation or executive order promulgated by any Governmental Authority of competent jurisdiction shall be in effect as of the Closing Date, in each case, that (i) restrains, enjoins or prohibits the performance of all or any part of this Agreement or the consummation of the Transactions, or (ii) declares unlawful this Agreement or the consummation of the Transactions.

ARTICLE IX.
TERMINATION

9.1 Termination of this Agreement. This Agreement may be terminated and the Transactions may be abandoned at any time on or before the Closing, in each of the following instances:

9.1.1 *Mutual Consent.* At any time prior to the Closing, by mutual written agreement of Sellers and Purchaser.

9.1.2 *Default.* By either party pursuant to, and in accordance with, its rights under Article X.

9.1.3 *Other Purchaser Termination Rights.* By Purchaser pursuant to, and in accordance with, its rights under Section 4.4, Section 4.5 or Section 6.2.

9.2 Consequences of Termination.

9.2.1 In the event this Agreement is terminated pursuant to Section 9.1.1, this Agreement shall immediately terminate, without further action by any of the parties, and subject to the provisions of Section 2.3.2, Escrow Agent shall return the Deposit together with the interest accrued thereon (less the Independent Consideration) to Purchaser, and neither Sellers nor

Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

9.2.2 In the event either party exercises its right to terminate this Agreement pursuant to Section 9.1.2, this Agreement shall immediately terminate, without further action by any of the parties, and subject to the provisions of Section 2.3.2, Escrow Agent shall (i) if Purchaser is the party entitled thereto pursuant to Article X, return the Deposit (less the Independent Consideration), or (ii) if Sellers are the party entitled thereto pursuant to Article X, disburse the Deposit (less the Independent Consideration) pursuant to Sellers' Wire Instructions, and in either case neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

9.2.3 In the event Purchaser exercises its right to terminate this Agreement pursuant to Section 9.1.3, this Agreement shall immediately terminate, without further action by any of the parties, and subject to the provisions of Section 2.3.2, Escrow Agent shall return the Deposit together with the interest accrued thereon (less the Independent Consideration) to Purchaser, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement.

9.2.4 For the avoidance of doubt, the terms and provisions of this Section 9.2 are subject to the terms and provisions of Article X. The provisions of this Article IX shall survive any termination of this Agreement.

ARTICLE X.
DEFAULTS AND REMEDIES

10.1 Purchaser Default. If there is a Purchaser Default prior to the consummation of the Closing, then, at Sellers' election and as Sellers' exclusive remedy, Sellers may terminate this Agreement by giving written notice thereof to Purchaser (and such termination shall be effective as of the delivery of such notice), in which event Purchaser shall forfeit the Deposit to Sellers and Escrow Agent shall deliver the Deposit to Sellers as liquidated damages (the parties agreeing that (i) Sellers' losses resulting from a termination due to a Purchaser Default would be difficult to quantify, and (ii) such sum is not a penalty, but rather a reasonable measure of Sellers' damages resulting from a termination due to a Purchaser Default). SELLERS ACKNOWLEDGE AND AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIMIT THE REMEDIES AVAILABLE TO SELLERS AND SHALL BE SELLERS' EXCLUSIVE REMEDY AGAINST PURCHASER HEREUNDER AND BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A PURCHASER DEFAULT PRIOR TO THE CONSUMMATION OF THE CLOSING. For the purposes of this Agreement, the term "**Purchaser Default**" shall mean the occurrence of either of the following: (x) the conditions to Purchaser's obligations to consummate the Transaction set forth in Article VIII have been satisfied and Purchaser defaults on its obligations under Section 5.3; or (y) Purchaser defaults in any material respect on any of its other performance obligations under this Agreement or has breached any of the Purchaser's Representations, such default or breach results in the closing conditions set forth in Section 8.2 or

8.3 not being satisfied, and such default or breach is not cured within five (5) Business Days after written notice from Sellers.

10.2 Seller Default. If there is a Seller Default prior to the consummation of the Closing, then, at Purchaser's election and as Purchaser's exclusive remedy, Purchaser may either (i) terminate this Agreement by giving written notice thereof to Sellers, in which event Escrow Agent shall return the Deposit (less the Independent Consideration) to Purchaser, and neither Sellers nor Purchaser shall have any further obligation or liability to the other except with respect to those provisions of this Agreement which expressly survive a termination of this Agreement; or (ii) subject to the conditions below, seek specific performance of Sellers' obligation to consummate the Transactions pursuant to and in accordance with this Agreement, provided that, in the event that Seller intentionally causes any Seller Default that renders the remedy of specific performance unavailable to Purchaser (e.g., if any Seller conveys any portion of the Property to another Person prior to the expiration of Purchaser's right to seek specific performance), Purchaser shall also be entitled to recover from Sellers actual damages incurred or suffered by Purchaser, including, without limitation, (x) the costs and expenses (including reasonable professionals' and attorneys' fees and disbursements) incurred by Purchaser in connection with its due diligence and title review with respect to the Property and the negotiation and execution of this Agreement, which costs and expenses shall not exceed Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) in the aggregate and (y) the amount by which the net proceeds received by any Seller in connection with the conveyance of the Property or any portion thereof in violation of this Agreement exceeds the Purchase Price for the Property or, as applicable, the Allocated Purchase Price for the applicable Facility that was so sold. Purchaser may seek specific performance of Sellers' obligation to consummate the Transaction only if, as a condition precedent to initiating such litigation for specific performance, (x) Purchaser shall not be in default under this Agreement (other than due to a failure by Seller to perform any of its obligations hereunder in any material respect) and (y) Purchaser shall file suit therefor with the court on or before the date that is seventy-five (75) days of the occurrence of the applicable Seller Default. If Purchaser is entitled and fails to file an action for specific performance within such seventy-five (75)-day period, then Purchaser shall be deemed to have elected to terminate this Agreement and receive a return of the Deposit (less the Independent Consideration) in accordance with clause (i) above. PURCHASER ACKNOWLEDGES AND AGREES THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE REMEDIES AVAILABLE TO PURCHASER AND SHALL BE PURCHASER'S EXCLUSIVE REMEDY AGAINST SELLERS HEREUNDER AND BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A SELLER DEFAULT PRIOR TO THE CONSUMMATION OF THE CLOSING. For the purposes of this Agreement, the term "**Seller Default**" shall mean the occurrence of either of the following: (A) the conditions to Sellers' obligations to consummate the Transaction set forth in Article VIII have been satisfied and Sellers default on their obligations under Section 5.2; or (B) Sellers default in any material respect on any of their other performance obligations under this Agreement or have breached any of the Sellers' Representations, such default or breach results in the closing conditions set forth in Sections 8.1.3 or 8.3 not being satisfied, and such default or breach is not cured within five (5) days after written notice from Purchaser.

ARTICLE XI.
CASUALTY OR CONDEMNATION

In the event of any loss or damage to the Property, or any portion thereof, including any of the Facilities, prior to the Closing due to damage, fire or other casualty or condemnation, this Agreement shall remain in full force and effect without any reduction in the Purchase Price (other than as set forth in the succeeding clause (y)), *provided* that, at the Closing, (x) Sellers shall assign to Purchaser all of Sellers' right, title and interest in and to any and all (i) claims and insurance proceeds Sellers may have or be entitled to collect, as applicable, under the Seller Insurance Policies in connection with such casualty, and (ii) condemnation awards Sellers may be entitled to collect in connection with such condemnation, in each case, pursuant to an assignment and assumption agreement reasonably acceptable to both Sellers and Purchaser and (y) Purchaser shall receive a credit against the cash due at Closing for the amount of the deductible under the Seller Insurance Policies.

ARTICLE XII.
INDEMNIFICATION AND SURVIVAL PROVISIONS

12.1 Survival; Certain Limitations. All of the Sellers' Representations and the Purchaser's Representations shall survive the Closing Date for a period of twelve (12) months (the "**Survival Period**"), it being agreed that none of the other covenants or agreements contained in this Agreement shall survive the Closing except as otherwise expressly provided herein. Each of the Sellers' Representations and the Purchaser's Representations shall automatically be null and void and of no further force and effect after the Survival Period unless, prior to the end of the Survival Period, Sellers or Purchaser, as applicable, shall have delivered a Notice of Claim. Notwithstanding anything to the contrary contained in this Agreement, if Purchaser has actual, present and conscious knowledge, prior to the Closing, that any of the Sellers' Representations is inaccurate, untrue or incorrect, then Purchaser shall not be permitted to make any claim and shall have no recourse, right of action or claim against Sellers pursuant to this Article XII or otherwise pursuant to this Agreement, or at law or in equity, and Sellers shall have no liability or obligation to Purchaser with respect to the breach of such Sellers' Representations.

12.2 Indemnification by Sellers. Subject to the other provisions of this Article XII, after the Closing, Sellers (on a joint and several basis after the Closing) shall indemnify, defend and hold Purchaser, its Affiliates and their respective shareholders, trustees, members, managers, partners, directors, officers, employees and agents (collectively, the "**Purchaser Indemnified Parties**") harmless from and against any and all Damages suffered by any of the Purchaser Indemnified Parties (without duplication) resulting from or arising out of any breach of or inaccuracy in any of the Sellers' Representations.

12.3 Indemnification by Purchaser. Subject to the other provisions of this Article XII, Purchaser shall indemnify, defend and hold each Seller, its Affiliates and the respective shareholders, trustees, members, managers, partners, directors, officers employees and agents of each of the foregoing (collectively, the "**Seller Indemnified Parties**") harmless from and against any and all Damages suffered by any of the Seller Indemnified Parties (without duplication) resulting from or arising out any breach of or inaccuracy in any of the Purchaser's Representations.

12.4 Damages Definition; Additional Limitations. For the purposes of this Agreement, "**Damages**" shall mean all actions, suits, proceedings, governmental investigations, injunctions, demands, charges, claims, judgments, awards, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, fees and expenses (including court costs and reasonable and documented out-of-pocket attorneys' and accountants' fees and expenses); *provided*, *however*, that "**Damages**" shall not include punitive, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or diminution in value, except to the extent that such damages are actually payable by the party to be indemnified to a third party (such exclusions from Damages, "**Excluded Amounts**"). In no event shall Sellers' aggregate liability for Damages pursuant to Section 12.2 exceed Four Million Eighty Thousand and no/100 Dollars ($4,080,000.00) ("**Seller Maximum Liability**"), and no claim may be made by any Purchaser Indemnified Party, and Sellers shall not be liable for, (1) any payments pursuant to Section 12.2 unless and until the aggregate amount of Damages incurred or suffered by Purchaser Indemnified Parties exceeds One Hundred Thousand and no/100 Dollars ($100,000.00) ("**Seller Floor**"), in which event Sellers' liability respecting such claim(s) shall be on a first dollar basis and not limited to claims in excess of the Seller Floor, subject to Seller Maximum Liability or (2) any Excluded Amounts.

12.5 Indemnity Payment Tax Treatment. Any amounts paid to an Indemnified Person pursuant to this Article XII shall be treated for U.S. federal, and applicable state and local, income tax purposes as adjustments to the Purchase Price unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

12.6 Indemnification Procedures.

12.6.1 The party or the parties making a claim for indemnification under Section 12.2 or Section 12.3 shall be, for purposes of this Agreement, referred to as the "**Indemnified Person**" and the party or the parties against whom such claims are asserted shall be, for purposes of this Agreement, referred to as the "**Indemnifying Person**".

12.6.2 Any Indemnified Person shall make any claim for indemnification pursuant to Section 12.2 or Section 12.3, as applicable, by notifying the Indemnifying Person prior to the expiration of the Survival Period by the delivery of a written notice (each such notice, a "**Notice of Claim**" and each such claim identified therein, a "**Noticed Claim**") setting forth: (i) the particular representation and warranty and specifying in reasonable detail the nature of the claim and the factual and legal basis for any such claim and the provisions of this Agreement upon which such claim is made; (ii) the dollar amount of the Damages relating to the Noticed Claim (or a reasonable estimate of such amount); (iii) the aggregate dollar amount of all prior Noticed Claims by such Indemnified Person to date (or a reasonable estimate of such amount); (iv) whether the Seller Floor (if applicable) has been exceeded; and (v) the aggregate dollar amount of Damages paid by the Indemnifying Person to date. If Purchaser and Sellers cannot mutually agree upon the settlement of any such Noticed Claim, the Indemnified Person shall be deemed to have waived its right to pursue such Noticed Claim (and any right to collect from the Indemnifying Person with respect to such Noticed Claim), unless the Indemnified Person brings a court action with respect to such Noticed Claim on or prior to the date that is sixty (60) days after the expiration of the Survival Period.

12.6.3 In the event of any claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnified Person which is covered by the indemnification provisions of this Article XII (in each such case, a "**Third-Party Claim**"), the Indemnified Person shall promptly cause written notice of the assertion of such Third-Party Claim to be forwarded to the Indemnifying Person (a "**Notice of Third-Party Claim**"). The failure of the Indemnified Person to deliver promptly to the Indemnifying Person a Notice of Third-Party Claim shall not release, waive or otherwise affect the Indemnifying Person's obligations with respect thereto except to the extent that the Indemnifying Person is actually prejudiced as a result of such failure. Subject to Section 12.6.4, the Indemnifying Person on behalf of the Indemnified Person shall have the right to elect to assume control of the defense of any Third-Party Claim with counsel reasonably acceptable to the Indemnified Person. The costs and expenses incurred by the Indemnifying Person in connection with such defense (including reasonable out-of-pocket attorneys' fees, other professionals' and experts' fees and court or arbitration costs) shall be paid by the Indemnifying Person (subject to the Seller Floor and Seller Maximum Liability, if applicable). In the event of a conflict of interest between the Indemnifying Person and the Indemnified Person as to the defense of any Third-Party Claim for which indemnification is required hereunder, the Indemnified Person may engage counsel of its own choice to participate in the defense of such Third-Party Claim (which counsel shall be reasonably satisfactory to the Indemnifying Person) at the expense of the Indemnifying Person (subject to the Seller Floor and Seller Maximum Liability, if applicable).

12.6.4 With respect to the defense of any Third-Party Claim, the Indemnifying Person shall not be entitled to continue control of such defense and shall pay the costs and expenses incurred by the Indemnified Person in connection with such defense (subject to the Seller Floor and Seller Maximum Liability, if applicable) if the Indemnifying Person fails to assume control of the defense or materially fails to defend such claim.

12.6.5 If the Indemnifying Person has the right to and does elect to defend any Third-Party Claim, the Indemnifying Person shall: (i) conduct the defense of such Third-Party Claim actively and diligently and keep the Indemnified Person reasonably informed of material developments in the Third-Party Claim at all stages thereof and (ii) to the extent practicable, permit the Indemnified Person and its counsel to confer with the Indemnifying Person regarding the conduct of the defense thereof. Each of the Indemnified Person and the Indemnifying Person will make available to each other and each other's counsel and accountants, without charge, all of their and their Affiliates' books and records relating or responsive to the Third-Party Claim, and each party (at its own expense) will render to the other party such assistance as may be reasonably required in order to ensure the proper and adequate defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith; *provided, however*, that the Indemnified Person shall not have an obligation to disclose any information or documents that are proprietary, subject to confidentiality restrictions (unless the recipient of such information signs a confidentiality agreement reasonably acceptable to the disclosing Indemnified Person) or privileged (including pursuant to any attorney-client privilege). The Indemnified Person and the Indemnifying Person shall render to each other, at the sole cost and expense of the Indemnifying Person (subject to the Seller Floor and Seller Maximum Liability, if applicable) such other assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

12.6.6 If the Indemnifying Person has the right to and does elect to defend any Third-Party Claim, the Indemnifying Person shall have the right to enter into any settlement of a Third-Party Claim without the consent of the Indemnified Person, *provided* that (i) such settlement does not involve any injunctive or other equitable relief or the contractual equivalent thereof binding upon the Indemnified Person, (ii) such settlement expressly and unconditionally releases the Indemnified Person from all liabilities and obligations with respect to such claim, with prejudice and (iii) such settlement does not include an admission of wrongdoing by the Indemnified Person; *provided, further*, that no settlement by the Indemnifying Person of a Third-Party Claim shall limit or reduce the right of the Indemnified Person to indemnity hereunder for all Damages they may incur arising out of or resulting from such Third-Party Claim to the extent such Indemnified Person is otherwise entitled to be indemnified pursuant to this Article XII.

12.6.7 The amount of any indemnifiable Damages shall be determined net of (i) payments recovered by such Indemnified Person under any insurance policy with respect to such Damages and (ii) any net prior recovery by such Indemnified Person from any other third party with respect to such Damages. If the Indemnifying Person has paid the Indemnified Person pursuant to the provisions of this Article XII with respect to a claim for which payment of the type described in clauses (i) and (ii) of the preceding sentence is subsequently received by the Indemnified Person, the Indemnified Person will promptly pay to the Indemnifying Person the amount of such duplicative payment (net of any costs of recovery), *provided* that the amount of such payment will not exceed the sums paid by the Indemnifying Person to the Indemnified Person in connection with the applicable claim.

12.6.8 In respect of any Damages for which indemnification may be sought pursuant to this Article XII, the Indemnified Person shall (and shall cause its Affiliates to) (i) use commercially reasonable efforts to pursue all legal rights and remedies available to it in order to minimize the Damages with respect to which it may be entitled to be indemnified pursuant to this Article XII, except to the extent that the Indemnified Person believes in good faith that the taking of such action would have material and adverse consequences for the Indemnified Person, and (ii) select the lowest cost remedy available consistent with good business practice and the advice of legal counsel.

12.6.9 The terms of this Section 12.6 are not intended to modify in any manner the limitations on liability set forth in Section 12.4.

12.7 Exclusive Remedy. Purchaser and Sellers acknowledge and agree that, following the Closing, the indemnification provisions of this Article XII shall be the exclusive rights and remedy of Purchaser (and all other Purchaser Indemnified Parties) and Sellers (and all other Seller Indemnified Parties) under this Agreement with respect to any breach of the Sellers' Representations or the Purchaser's Representations, respectively.

12.8 Manner of Payment. Any indemnification payments required to be made by Sellers or Purchaser pursuant to this Article XII shall be effected by wire transfer of immediately available funds to the accounts designated by the other party, within five (5) days after the final determination thereof.

ARTICLE XIII.
AS-IS SALE AND PURCHASE

Purchaser acknowledges, by its initials as set forth below, that the provisions of this Article XIII have been required by Sellers as a material inducement to enter into this Agreement and the Transactions, and the intent and effect of such provisions have been explained to Purchaser by Purchaser's counsel and have been understood and agreed to by Purchaser.

As a material inducement to Sellers to enter into this Agreement and to convey the Property to Purchaser, Purchaser hereby acknowledges and agrees that:

13.1 As-Is. Subject to the Sellers' Representations and Sellers' covenants expressly set forth in this Agreement, Purchaser is purchasing the Property (and each portion thereof) in its existing condition (whether physical, financial or otherwise) on the Closing Date, "**AS-IS, WHERE-IS, WITH ALL FAULTS**" and has made or has waived all inspections and investigations of the Property (and each portion thereof and all information and documents relating thereto) and its vicinity which Purchaser believes are necessary to protect its own interest in, and its contemplated use of, the Property (and each portion thereof).

13.2 **No Representations**. Except (in the case of Sellers) for the Sellers' Representations and Sellers' covenants expressly set forth in this Agreement, no Seller, Affiliate of any Seller, or officer, director, partner, member, shareholder, employee, agent, representative, accountant, advisor, attorney, principal, consultant, contractor, successor or assign of any Seller or Affiliate thereof (each Seller and all of the other Persons described above in this sentence, collectively, the "**Exculpated Parties**") has made any representation, warranty, inducement, promise, agreement, assurance or statement, oral or written, of any kind to Purchaser upon which Purchaser is relying, or in connection with which Purchaser has made or will make any decisions concerning the Property (or any portion thereof) or its vicinity, including with respect to (i) the ownership, operation, management, leasing, use, condition, value or financial earning capacity of the Property (or any portion thereof) or the business of any Seller, (ii) continued occupancy levels, entitlements, condemnation actions (current or prospective) or casualty events with respect to the Property (or any portion thereof), (iii) compliance of the Property (or any portion thereof) or any Seller with any Applicable Law (including any applicable Environmental Law) or contractual or legal obligations, (iv) the existence or absence of any environmental hazards or other conditions on the Property (or any portion thereof) (including the presence of asbestos or other Hazardous Materials), or (v) the permissibility, feasibility, or convertibility of all or any portion of the Property for any particular use or purpose, including its present or future prospects for sale, lease, development, occupancy or suitability as security for financing.

13.3 **No Implied Warranties**. Except for the Sellers' Representations and Sellers' covenants expressly set forth in this Agreement, each Seller hereby specifically disclaims: (i) all warranties implied by law arising out of or with respect to the execution of this Agreement, any aspect or element of the Property (or any portion thereof) or the performance of Sellers' obligations hereunder, including all implied warranties of merchantability, habitability and/or fitness for a particular purpose; and (ii) any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (x) the nature and condition of the Property (or any portion thereof), including the water, soil and geology, the suitability thereof and of the Property (or any

portion thereof) for any and all activities and uses which Purchaser may elect to conduct thereon, the existence or absence of any environmental hazards or conditions thereon (including to the presence of asbestos or other Hazardous Materials) or compliance with applicable Environmental Laws; (y) the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, current or potential eminent domain proceedings, condition or other matter; or (z) the compliance of the Property (or any portion thereof) or its operation with any Applicable Law.

13.4 **Documents and Information Supplied by Sellers**. Except for the Sellers' Representations, Purchaser specifically acknowledges and agrees that (i) no Seller or any other Exculpated Party has made any representation or warranty of any nature concerning the content, accuracy, truthfulness or completeness of any documents or information delivered or made available to Purchaser by any Seller or any other Exculpated Party, including the Materials, or their suitability for any purpose, (ii) Purchaser shall not in any way be entitled to rely upon the accuracy, truthfulness or completeness of any such documents or information, (iii) Purchaser has undertaken such investigations or inspections of the Property (and each portion thereof) as Purchaser deems necessary and appropriate, and (iv) Purchaser is relying solely and exclusively upon such investigations and inspections and not on the Materials or any other documents or information provided to Purchaser by any Seller or any other Exculpated Party. As to the Materials, Purchaser specifically acknowledges that they may have been prepared by third parties with whom Purchaser has no privity, and Purchaser acknowledges and agrees that no warranty or representation, express or implied, has been made, nor shall any be deemed to have been made, to Purchaser with respect to any or all of the Materials, either by any Seller, any other Exculpated Party or by any third parties that prepared the same, except for the Sellers' Representations. Purchaser acknowledges and agrees that, except as otherwise expressly set forth in the Sellers' Representations, Purchaser shall not have any recourse against any Exculpated Party, and hereby fully releases each Exculpated Party from any liability, and irrevocably waives any right to maintain any claim or cause of action against any Exculpated Party, in the event of incompleteness of, any errors in or omissions from the Materials.

13.5 **Assumption and Release**. As of the Closing, in each case subject to the succeeding paragraph, Purchaser hereby (i) assumes the risk of all adverse matters, including adverse physical conditions, defects, including construction defects, and environmental, health, safety and welfare matters and conditions, which may or may not have been revealed by Purchaser's investigation and evaluation of the Property, or any portion thereof, and (ii) fully and irrevocably releases each and every Seller from any and all claims that Purchaser may have against any Seller for any liability arising from or related to any matter of any nature relating to, and any condition of, the Property, or any portion thereof, or the purchase of the Property by Purchaser from Sellers pursuant to this Agreement, including any liability arising in connection with any latent or patent construction defects therein, errors or omissions relating thereto, compliance thereof with Applicable Law, the existence or absence of any environmental hazards or conditions thereon (including the presence of any Hazardous Materials) and other environmental matters within, under or upon, or in the vicinity of the Property, or any portion thereof, any statutory or common law right Purchaser may have to receive disclosures from Sellers, or any other condition or circumstance affecting the Property, or any portion thereof, including any Facility, its financial viability, use or operation. In addition to any liability of which Purchaser is presently aware or which Purchaser presently suspects to exist, this release includes all liability of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist in its favor, including

any such liability which, if known by Purchaser, would materially affect Purchaser's release of Sellers pursuant to this Section 13.5.

Notwithstanding anything to the contrary set forth in this Section 13.5, the foregoing release is not intended to and does not cover (i) any Damages incurred by any Purchaser Indemnified Parties arising from any breach of the Sellers' Representations or (ii) any other breach by any Seller of an express covenant of such Seller under this Agreement which by its terms survives the Closing.

13.6 Survival. The provisions of this Article XIII shall survive the Closing and any earlier termination of this Agreement.

ARTICLE XIV.
MISCELLANEOUS

14.1 Binding Effect. This Agreement shall not be binding on any party until executed by both Purchaser and Sellers.

14.2 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. It shall not be necessary in making proof of this instrument to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. A signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages. This Agreement may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto. Electronic signatures affixed hereto through a nationally-recognized electronic signature service provider such as DocuSign shall have the same effect as delivered original ink signatures.

14.3 Further Assurances. Each party agrees that it will, upon a request by the other party, execute and deliver such other documents and take such other action, whether prior or subsequent to the Closing, as may be reasonably required to consummate the Transactions pursuant to, and in accordance with, the terms of this Agreement, *provided* the same does not result in any increased liability to such first party or decrease in the rights of such first party or result in any cost or expense to such first party that it has not expressly undertaken to pay under this Agreement.

14.4 Recording. Purchaser shall not cause or allow this Agreement or any contract or other document related hereto (other than the Deeds) which Purchaser shall cause to be recorded in the applicable real property recording offices only after the Closing), nor any memorandum or other evidence hereof, to be recorded or become a public record without Sellers' prior written consent, which consent may be withheld in Sellers' sole discretion. If Purchaser records this Agreement or any other memorandum or evidence hereof, Purchaser shall be in material default of its obligations under this Agreement. Purchaser hereby appoints each Seller as Purchaser's attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of this Agreement or other memorandum or evidence thereof from the public records. This appointment shall be coupled with an interest and irrevocable.

14.5 Relationship of Parties. Each of each Seller and Purchaser acknowledges and agrees that the relationship established between the parties pursuant to this Agreement is only that of a seller and a purchaser of property. Neither Purchaser nor any Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

14.6 Exhibits; Annexes; Schedules. All Exhibits, Annexes and Schedules attached hereto are a part of this Agreement for all purposes.

14.7 Construction. Captions, headings and titles of this Agreement are solely for convenience of reference and shall in no way affect, limit, amplify, or modify the terms and provisions of this Agreement. No provision of this Agreement shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Agreement; each party, being represented by counsel, having fully participated in the negotiation of this instrument.

14.8 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

14.9 Successors and Assigns; Non-Assumption of Sellers' Liabilities. Purchaser shall have no right to assign this Agreement except to one or more Designees, *provided* that (i) such assignment is for the purpose of such Designee(s) taking title at the Closing to any Facility and any other portion of the Property related to such Facility, (ii) Purchaser shall not be released from its liability hereunder in connection with or as a result of any such assignment to such Designee(s), and (iii) Purchaser provides written notice to Sellers of any such proposed assignment to such Designee(s) not later than five (5) Business Days prior to the Closing Date. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Purchaser is acquiring the Property from Sellers and is not intended to be the successor of any Seller. Purchaser does not assume or agree to pay or indemnify Sellers or any other Person against any liability, obligation or expense of Seller relating to the Property in any way except as expressly set forth in this Agreement or in any document executed and delivered by Purchaser in connection with the Transactions at the Closing.

14.10 Multiple Purchasers. If Purchaser assigns this Agreement to any Designee pursuant to and in accordance with Section 14.9, the term "Purchaser", as used in this Agreement, shall mean Purchaser and such Designee collectively and all of the representations, warranties and covenants of Purchaser hereunder shall be the representations, warranties and covenants of Purchaser and each such Designee jointly and severally (and the representation and warranty contained in the first sentence of Section 6.3.1 with respect to any Designee shall be deemed supplemented at the Closing to refer to the applicable entity form and jurisdiction with respect to such Designee.

14.11 Third-Party Beneficiaries. The provisions of this Agreement and of the other agreements, documents and instruments to be executed and delivered pursuant hereto are and will be for the benefit of the parties hereto only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of any such other agreements, documents or instruments, *provided*, *however*, that (i) each Exculpated

Party shall be a third-party beneficiary of Article XIII and (ii) each Indemnified Person shall be a third-party beneficiary of Article XII.

14.12 No Personal Liability. Purchaser acknowledges that this Agreement is entered into by and among each Seller and Purchaser, and Purchaser agrees that none of the Seller Indemnified Parties (other than Sellers) shall have any personal liability under this Agreement or any other agreements, documents or instruments executed in connection with the Transactions. Each Seller acknowledges that this Agreement is entered into by and among Purchaser and each Seller, and each Seller agrees that none of the Purchaser Indemnified Parties (other than Purchaser) shall have any personal liability under this Agreement or any other agreements, documents or instruments executed in connection with the Transactions.

14.13 Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement and any aspect thereof.

14.14 Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Agreement shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

14.15 Entire Agreement. This Agreement embodies the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

14.16 Amendments. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties. Nothing contained in this Section 14.16 shall be deemed to limit or modify Sellers' rights under Section 6.2.

14.17 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good-faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.18 Governing Law and Venue. This Agreement shall be construed and enforced in accordance with the laws of the State of Indiana, without giving effect to any principles regarding conflict of laws to the extent such principles would require or permit the application of the laws of another jurisdiction. Each of each Seller and Purchaser shall submit to the exclusive jurisdiction of the state courts of the State of Indiana and to the jurisdiction of the United States District Court in the State of Indiana for the purposes of each and every suit, action or other proceeding arising out of or based upon this Agreement or the subject matter hereof brought by the parties, it being expressly understood and agreed that this consent to jurisdiction shall be self-operative and no

further instrument or action, other than service of process in one of the manners specified in this Agreement or as otherwise permitted by such law, shall be necessary in order to confer jurisdiction upon a party in any such court. Each of each Seller and Purchaser shall waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any suit, action or proceeding brought in any such court, any claim that such Seller or Purchaser is not subject personally to the jurisdiction of the above-named courts, that such Seller's or Purchaser's property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and further agrees to waive, to the fullest extent permitted under Applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which any party or their successors or permitted assigns are entitled pursuant to the final judgment of any court having jurisdiction.

14.19 WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

14.20 Confidentiality; Press Release; IRS Reporting Requirements.

14.20.1 Intentionally Omitted.

14.20.2 From and after the Effective Date, without the other party's prior written consent, neither Purchaser nor any Seller shall disclose the terms of the Transactions (including, without limitation, the identity of Sellers), either before or after Closing, except that this general prohibition shall not prevent (i) Sellers and Purchaser from releasing a joint press release concerning the sale of the Property pursuant to Section 14.20.3 below, (ii) any party from disclosing any matters set forth in this Agreement, or any of the terms and provisions of this Agreement, if and to the extent that such disclosure is required by New York Stock Exchange or Tel Aviv Stock Exchange regulation or Applicable Law or a court or other binding order or by applicable administrative rule or regulation or order of any regulatory or supervisory agency or authority with competent jurisdiction over such matter, including the U.S. Securities and Exchange Commission, and (iii) any party issuing, filing or disclosing in a form or manner that is generally consistent with such party's prior disclosure of similar transactions or relationship in a form previously delivered to the other party/parties, including, but not limited to, the issuance of earnings press releases or the disclosure of supplemental information in connection with such earnings press release; *provided*, however, that in such instance the issuing party shall use good faith efforts to provide the other party with reasonable notice and the right to review any such release prior to the issuance of the same, and upon approval either party shall be permitted to disseminate the approved information. No provision of this Section 14.20.2 will be construed to prohibit (1) disclosures to appropriate authorities of such information as may be legally required for federal or state securities, Tax, accounting, or other reporting purposes or other Applicable Law, (2) confidential disclosures to Affiliates of either any Seller or Purchaser, (3) disclosures required in connection with legal proceedings to enforce the terms and provisions of this Agreement, (4) disclosures by any Seller or Purchaser in connection with the satisfaction of any condition precedent to the Closing, (5) disclosures of matters of which there is public knowledge other than as a result of disclosures made in breach hereof, (6) disclosure to the officers,

employees, agents, contractors, attorneys, accountants, advisors and consultants of the parties on a need-to-know basis, and (7) disclosures to current and prospective lenders, partners, members, investors and stockholders of the parties and their Affiliates; *provided* that such party shall advise each such Person of the confidential nature of such information and that such Persons agree to maintain the confidentiality thereof.

14.20.3 Sellers or Purchaser may issue a press release with respect to this Agreement and the transactions contemplated hereby; *provided* that the content of any such press release shall be subject to the prior written consent of the other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) if issued prior to the Closing.

14.20.4 For the purpose of complying with any information reporting requirements or other rules and regulations of the IRS that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement, including any requirements set forth in Treasury Regulation Section 1.6045-4 and any successor version thereof (collectively, the "**IRS Reporting Requirements**"), Sellers and Purchaser hereby designate and appoint the Escrow Agent to act as the "Reporting Person" (as that term is defined in the IRS Reporting Requirements) to be responsible for complying with any IRS Reporting Requirements. The Escrow Agent hereby acknowledges and accepts such designation and appointment and agrees to fully comply with any IRS Reporting Requirements that are or may become applicable as a result of or in connection with the transaction contemplated by this Agreement. Without limiting the responsibility and obligations of the Escrow Agent as the Reporting Person, Sellers and Purchaser hereby agree to comply with any provisions of the IRS Reporting Requirements that are not identified therein as the responsibility of the Reporting Person.

14.21 Notices. All notices or other communications required or permitted hereunder must be in writing to be effective and shall be personally delivered or sent by registered or certified mail, return receipt requested, delivered via overnight mail (via Federal Express or similar overnight courier), or emailed, and shall be deemed received upon the date of delivery, if personally delivered or delivered via overnight mail or email provided that such delivery is made prior to 5 p.m. (local time for the recipient), or three (3) Business Days after the date of posting by U.S. postal service, if mailed. All such notices or communications shall be addressed as provided on Schedule 14.21.

Each party shall be entitled to change its address for notices and other communications required or permitted hereunder from time to time by delivering to the other party notice thereof in accordance with this Section 14.21. Any notice may be given either by a party or by such party's attorney.

14.22 Survival. The provisions of this Article XIV shall survive the Closing and any earlier termination of this Agreement (except that the provisions of Section 14.3 shall not survive any termination of this Agreement).

14.23 Attorneys' Fees. In the event of litigation between the parties hereto in connection with this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys' fees and all other reasonable, documented, out-of-pocket costs and expenses of the action or suit, any appeals therefrom and enforcement of any judgment in

connection therewith, it being understood and agreed that the determination of the prevailing party shall be included in the matters which are the subject of such action or suit.

[*Remainder of Page Intentionally Left Blank*]

NOW, THEREFORE, the parties hereto have executed this Agreement as of the date first set forth above.

Sellers:

WC-CASTLETON LLC
WC-CHESTERFIELD LLC
WC-COLUMBIA CITY LLC
WC-DUNKIRK LLC
WC-FORT WAYNE LLC
WC-HARTFORD CITY LLC
WC-HOBART LLC
WC-HUNTINGTON LLC
WC-LAGRANGE LLC
WC-MIDDLETOWN LLC
WC-PERU LLC
WC-ROCKPORT LLC
WC-RUSHVILLE LLC
WC-SULLIVAN LLC
WC-SYRACUSE LLC
WC-TIPTON LLC
WC-WABASH LLC
WC-WAKARUSA LLC,
each a Delaware limited liability company

By:______________________________
Name: Paul Womble
Title: Authorized Signatory

Purchaser:

Strawberry Fields REIT Inc,
a Maryland Corporation

By: ______________________
Name: Moishe Gubin
Title: Chairman & CEO

JOINDER BY ESCROW AGENT

The undersigned, referred to in the foregoing Agreement as "Escrow Agent," hereby acknowledges receipt of a fully executed copy (or executed counterparts) of the foregoing Agreement on this ___th day of June, 2023, and accepts the obligations of Escrow Agent as set forth therein. Upon receipt thereof, Escrow Agent hereby agrees to hold the Deposit as directed in the Agreement and to distribute the Deposit in accordance with the terms and provisions of the Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:____________________________________
Name:
Title:

Address:

EXHIBIT A

LEGAL DESCRIPTION

CASTLETON

LEGAL DESCRIPTION

PARCEL A:

Part of the Northeast Quarter of Section 23, Township 17 North, Range 4 East in Marion County, Indiana, being more particularly described as follows:

Commencing at the Southwest corner of the said Northeast Quarter Section; thence North 00 degrees 08 minutes 15 seconds West (Assumed Bearing) along the West line of the said Northeast Quarter Section 147.53 feet; thence South 87 degrees 26 minutes 56 seconds East 615.51 feet; thence North 00 degrees 13 minutes 04 seconds West 379.82 feet; thence North 89 degrees 28 minutes 06 seconds West 402.81 feet; thence North 14 degrees 58 minutes 54 seconds East 1745.46 feet to the Beginning Point; thence North 75 degrees 01 minutes 06 seconds West 145.18 feet; thence North 14 degrees 58 minutes 54 seconds East 104.27 feet; thence North 75 degrees 01 minutes 06 seconds West 136.13 feet to the Easterly limited access right-of-way line of Interstate Highway 69; thence North 29 degrees 11 minutes 46 seconds East along the said Easterly right-of-way line 331.63 feet to the intersection of the said Easterly limited access right-of-way line with the North line of the said Northeast Quarter Section; thence North 89 degrees 43 minutes 10 seconds East along the said North line 207.19 feet; thence South 14 degrees 58 minutes 54 seconds West 480.29 feet to the Beginning Point.

PARCEL B:

Part of the Northeast Quarter of Section 23, Township 17 North, Range 4 East in Marion County, Indiana, being more particularly described as follows:

Commencing at the Southwest corner of the said Northeast Quarter Section; thence North 00 degrees 08 minutes 15 seconds West (Assumed Bearing) along the West line of the said Northeast Quarter Section 147.53 feet; thence South 87 degrees 26 minutes 56 seconds East 615.51 feet; thence North 00 degrees 13 minutes 04 seconds West 379.82 feet; thence North 89 degrees 28 minutes 06 seconds West 402.81 feet; thence North 14 degrees 58 minutes 54 seconds East 1475.77 feet to the Beginning Point; thence North 75 degrees 01 minutes 06 seconds West 373.88 feet to the Easterly limited access right-of-way line of Interstate Highway 69, (the next 2 described courses being along the said Easterly limited access right-of-way line); thence North 28 degrees 22 minutes 40 seconds East 146.57 feet; thence North 29 degrees 11 minutes 46 seconds East along the said Easterly right-of-way line 238.68 feet; thence South 75 degrees 01 minutes 06 seconds East 136.13 feet; thence South 14 degrees 58 minutes 54 seconds West 104.27 feet; thence South 75 degrees 01 minutes 06 seconds East 145.18 feet; thence South 14 degrees 58 minutes 54 seconds West 269.69 feet to the Beginning Point.

Tract 1:

Together with a non-exclusive easement for the limited purpose of pedestrian, passenger and vehicular ingress and egress as described in Grant of Easement, recorded December 14, 1983 as Instrument No. 83-91585, in the Office of the Recorder of Marion County, Indiana.

Tract 2:

Together with and subject to a non-exclusive easement for the limited purpose of pedestrian, passenger and vehicular ingress and egress as described in Grant of Easement, recorded December 14, 1983 as Instrument No. 83-91587, in the Office of the Recorder of Marion County, Indiana.

Tract 3:

Together with a non-exclusive easement for the limited purpose of pedestrian, passenger and vehicular ingress and egress as described in Grant of Easement, recorded September 3, 1982 as Instrument No. 82-48608, in the Office of the Recorder of Marion County, Indiana.

Tract 4:

Together with a non-exclusive easement for sanitary sewer and facilities as described in Easement for Sanitary Sewer Line, recorded April 27, 1984 as Instrument No. 84-30708, in the Office of the Recorder of Marion County, Indiana.

A modernized description of the foregoing-described legal descriptions is as follows:

Parcel A:

Part of the Northeast Quarter of Section 23, Township 17 North, Range 4 East in Marion County, Indiana, being more particularly described as follows:

Commencing at the Southwest corner of the said Northeast Quarter Section; thence North 00 degrees 08 minutes 15 seconds West (Assumed Bearing) along the West line of the said Northeast Quarter Section 147.53 feet; thence South 87 degrees 26 minutes 56 seconds East 615.51 feet; thence North 00 degrees 13 minutes 04 seconds West 379.82 feet; thence North 89 degrees 28 minutes 06 seconds West 402.81 feet; thence North 14 degrees 58 minutes 54 seconds East 17454.46 feet to the Beginning Point; thence North 75 degrees 01 minutes 06 seconds West 145.18 feet; thence North 14 degrees 58 minutes 54 seconds East 104.27 feet; thence North 75 degrees 01 minutes 06 seconds West 136.13 feet to the Easterly limited access right-of-way line of Interstate Highway 69; thence North 29 degrees 11 minutes 46 seconds East along the said Easterly right-of-way line 331.63 feet to the intersection of the said Easterly limited access right-of-way line with the North line of the said Northeast Quarter Section; thence North 89 degrees 43 minutes 10 seconds East along the said North line 207.19 feet; thence South 14 degrees 58 minutes 54 seconds West 480.29 feet to the Beginning Point.

Parcel B:

Part of the Northeast Quarter of Section 23, Township 17 North, Range 4 East in Marion County, Indiana, being more particularly described as follows:

Commencing at the Southwest corner of the said Northeast Quarter Section; thence North 00 degrees 08 minutes 15 seconds West (Assumed Bearing) along the West line of the said Northeast Quarter Section 147.53 feet; thence South 87 degrees 26 minutes 56 seconds East 615.51 feet; thence North 00 degrees 13 minutes 04 seconds West 379.82 feet; thence North 89 degrees 28 minutes 06 seconds West 402.81 feet; thence North 14 degrees 58 minutes 54 seconds East 1475.77 feet to the Beginning Point; thence North 75 degrees 01 minutes 06 seconds West 373.88 feet to the Easterly limited access right-of-way line of Interstate Highway 69, (the next 2 described courses being along the said Easterly limited access right-of-way line); thence North 28 degrees 22 minutes 40 seconds East 146.57 feet; thence North 29 degrees 11 minutes 46 seconds East along the said Easterly right-of-way line 238.68 feet; thence South 75 degrees 01 minutes 06 seconds East 136.13 feet; thence South 14 degrees 58 minutes 54 seconds West 104.27 feet; thence South 75 degrees 01 minutes 06 seconds East 145.18 feet; thence South 14 degrees 58 minutes 54 seconds West 269.69 feet to the Beginning Point.

Tract 1:

Together with a non-exclusive easement for the limited purpose of pedestrian, passenger and vehicular ingress and egress as described in Grant of Easement, recorded December 14, 1983 as Instrument No. 83-91585, in the Office of the Recorder of Marion County, Indiana.

Tract 2:

Together with an subject to a non-exclusive easement for the limited purpose of pedestrian, passenger and vehicular ingress and egress as described in a Grant of Easement, recorded December 14, 1983 as Instrument No. 83-91587, in the Office of the Recorder of Marion County, Indiana.

Tract 3:

LB Together with a non-exclusive easement for the limited purpose of pedestrian, passenger and vehicular ingress and egress as described in Grant of Easement, recorded September 3, 1982 as Instrument No. 82-48608, in the Office of the Recorder of Marion County, Indiana.

Tract 4:

Together with a non-exclusive easement for sanitary sewer and facilities as described in Easement for Sanitary Sewer Line, recorded April 27, 1984 as Instrument No. 84-30708, in the Office of the Recorder of Marion County, Indiana.

CHESTERFIELD

LEGAL DESCRIPTION

Beginning at a point being North 00 degrees 19 minutes 32 seconds West 326 feet and South 89 degrees 50 minutes 28 seconds West 640 feet from the Southeast corner of the Southwest quarter of the Southeast quarter of Section 10, Township 19 North, Range 8 East, and running thence North 44 degrees 59 minutes 54 seconds West 28.45 feet; thence North 00 degrees 19 minutes 32 seconds West 267.33 feet; thence South 89 degrees 50 minutes 28 seconds West 265.06 feet; thence North 44 degrees 59 minutes 54 seconds West 154.75 feet to the center of Anderson Road (Mounds Road); thence Northeasterly an arc distance of 235 feet along the center line of said road on and along a curve to the left having a radius of 2,868 feet, said arc being subtended by a chord bearing North 40 degrees 08 minutes East 234.95 feet to a point of tangency of said curve; thence North 37 degrees 44 minutes 30 seconds East 160.45 feet along said centerline of road; thence South 53 degrees 31 minutes 00 seconds East 580.40 feet; thence South 41 degrees 50 minutes 28 seconds West 480 feet to the Place of Beginning. Being part of the Southwest Quarter of the Southwest Quarter of said Section 10.

COLUMBIA CITY

LEGAL DESCRIPTION

HISTORICAL LEGAL DESCRIPTION:

A tract of land located in the Northwest quarter, the Northeast quarter and the Southeast quarter of Section 10, Township 31 North, Range 9 East, Columbia Township, Whitley County, Indiana, more particularly described as follows:

Commencing at a railroad spike in Ellsworth Street at the Southwest corner of the Northeast quarter of said section 10; thence North 79 degrees 36 minutes 30 seconds West (West recorded), along the centerline of Ellsworth Street, 178.68 feet to a P.K. nail at the intersection of the centerline of said Ellsworth Street and Old Trail Road; thence North 67 degrees 16 minutes 00 seconds East, along the centerline of Old Trail Road, 191.20 feet to a P.K. nail on the West line of the Northeast quarter of said Section 10; thence North 00 degrees 19 minutes 19 seconds East, along said West line, 643.48 feet to a 1/2 inch iron bar; thence South 87 degrees 54 minutes 00 seconds East, 335.50 feet to an "X" painted in a concrete sanitary sewer diversion structure; thence South 00 degrees 10 minutes 00 seconds East, 535.55 feet to a P.K. nail on the centerline of said Old Trail Road; thence North 75 degrees 31 minutes 49 seconds East, along said road centerline, 49.86 feet to a P.K. nail; thence South 21 degrees 16 minutes 30 seconds East, 292.80 feet (South 31 degrees East, 288.42 feet recorded) to a P.K. nail on the centerline of Ellsworth Street; thence North 83 degrees 16 minutes 26 seconds West, along said street centerline, 499.00 feet (North 86 degrees 30 minutes West, 498.96 feet recorded) to the Point of Beginning.

EXCEPT: A tract of land located in the Northwest quarter, the Northeast quarter, and the Southeast quarter of Section 10, Township 31 North, Range 9 East, Columbia Township, Whitley County, Indiana, more particularly described as follows:

Commencing at a railroad spike in Ellsworth Street at the Southwest corner of the Northeast quarter of said Section 10; thence North 79 degrees 36 minutes 30 seconds West (West recorded), along the centerline of Ellsworth Street, 178.68 feet to a P.K. nail at the intersection of the centerlines of said Ellsworth Street and Old Trail Road; thence North 67 degrees 16 minutes 00 seconds East, along the centerline of Old Trail Road, 191.20 feet to a P.K. nail on the West line of the Northeast quarter of said Section 10; thence North 00 degrees 19 minutes 19 seconds East, along said West line, 245.00 feet to the Point of Beginning; thence continuing North 00 degrees 19 minutes 19 seconds East, 398.48 feet to a 1/2 inch iron bar; thence South 87 degrees 54 minutes 00 seconds East, 335.50 feet to an "X" painted in a concrete sanitary sewer diversion structure; thence South 00 degrees 10 minutes 00 seconds East, 535.35 feet to a P.K. nail on the centerline of said Old Trail Road; thence South 74 degrees 16 minutes 48 seconds West, along said Old Trail Road, 41.87 feet; thence North 15 degrees 43 minutes 12 seconds West 55.00 feet; thence North 70 degrees 12 minutes 24 seconds West, 301.80 feet to the Point of Beginning.

The above described tract is a part of Outlot 17 in I.B. McDonald's Outlots in the Northeast quarter of Section 10, Township 31 North, Range 9 East, as shown on the recorded Plat in Deed Record 21, pages 74, 75, 76 & 77.

ALSO EXCEPT THAT PORTION CONVEYED TO THE CITY OF COLUMBIA CITY, INDIANA, PURSUANT TO A CORPORATE DEED DATED JUNE 11, 1996 AND RECORDED JUNE 20, 1996 AS INSTRUMENT NO. 96-6-616, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

A Tract of land located in the Northwest quarter, the Northeast quarter and the Southeast quarter of Section 10, Township 31 North, Range 9 East, Columbia Township, Whitley County, Indiana, more particularly described as follows:

Commencing at a railroad spike in Ellsworth Street at the Southwest corner of the Northeast quarter of said Section 10; thence North 79 degrees 36 minutes 30 seconds West (West recorded), along the centerline of Ellsworth Street, 178.68 feet to a P.K. nail at the intersection of the centerline of said Ellsworth Street and Old Trail Road; thence North 67 degrees 16 minutes 00 seconds East, along the centerline of Old Trail Road, 191.20 feet to a P.K. nail on the West line of the Northeast quarter of said Section 10; thence North 00 degrees 19 minutes 19 seconds East, along said West line, 245.00 feet to the Point of Beginning; thence continuing North 00 degrees 19 minutes 19 seconds East, 398.48 feet to a 1/2" iron bar; thence South 87 degrees 54 minutes 00 seconds East, 335.50 feet to an "X" painted in a concrete sanitary sewer diversion structure; thence South 00 degrees 10 minutes 00 seconds East, 535.35 feet to a P.K. nail on the centerline of said Old Trail Road; South 74 degrees 16 minutes 48 seconds West, along said Old Trail Road, 41.87 feet; thence North 15 degrees 43 minutes 12 seconds West, 55.00 feet; thence North 70 degrees 12 minutes 24 seconds West, 301.80 feet to the Point of Beginning.

MODERNIZED LEGAL DESCRIPTION:

A TRACT OF LAND LOCATED IN THE NORTHWEST QUARTER, THE NORTHEAST QUARTER, AND THE SOUTHEAST QUARTER OF SECTION 10, TOWNSHIP 31 NORTH, RANGE 9 EAST, COLUMBIA TOWNSHIP, WHITLEY COUNTY, INDIANA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT A RAILROAD SPIKE IN ELLSWORTH STREET AT THE SOUTHWEST CORNER OF THE NORTHEAST QUARTER OF SAID SECTION 10; THENCE NORTH 86 DEGREES 36 MINUTES 30 SECONDS WEST (WEST RECORDED), ALONG THE SOUTH LINE OF SAID NORTHWEST QUARTER, 223.42 FEET TO A P.K. NAIL ON THE CENTERLINE OF OLD TRAIL ROAD (FORMERLY THE COLUMBIA CITY AND WARSAW ROAD); THENCE NORTH 68 DEGREES 02 MINUTES 36 SECONDS EAST, ALONG THE CENTERLINE OF OLD TRAIL ROAD, 241.06 FEET TO A P.K. NAIL ON THE WEST LINE OF THE NORTHEAST QUARTER OF SAID SECTION 10; THENCE NORTH 00 DEGREES 19 MINUTES 19 SECONDS EAST, ALONG SAID WEST LINE, 247.16 FEET TO A 5/8-INCH IRON BAR; THENCE SOUTH 69 DEGREES 12 MINUTES 33 SECONDS EAST (SOUTH 70 DEGREES 12'24" EAST REC), 301.08 FEET TO A 5/8-INCH IRON BAR; THENCE SOUTH 17 DEGREES 19 MINUTES 42 SECONDS WEST (SOUTH 15 DEGREES 31 MINUTES 12 SECONDS EAST RECORDED) 55.0 FEET TO A PK NAIL ON THE CENTERLINE OF OLD TRAIL ROAD; THENCE NORTH 75 DEGREES 31 MINUTES 49 SECONDS EAST (NORTH 69 DEGREES EAST RECORDED), ALONG SAID ROAD CENTERLINE, 91.73 FEET TO A P.K. NAIL; THENCE SOUTH 21 DEGREES 16 MINUTES 30 SECONDS EAST, 292.80 FEET (SOUTH 31 DEGREES EAST, 288.42 FEET RECORDED)

TO A P.K. NAIL ON THE CENTERLINE OF ELLSWORTH STREET; THENCE NORTH 83 DEGREES 16 MINUTES 26 SECONDS WEST, ALONG SAID STREET CENTERLINE, 4999.00 FEET (NORTH 86 DEGREES 30 MINUTES WEST, 498.96 FEET RECORDED) TO THE POINT OF BEGINNING.

The above described tract is a part of Outlot 17 in I.B. McDonalds Outlots in the Northeast quarter of Section 10, Township 31 North, Range 9 East, as shown on the recorded plat in Deed Record 21, page 74, 75, 76 & 77.

DUNKIRK

LEGAL DESCRIPTION

Tract I:

A part of the Fractional Northwest quarter and a part of the fractional Northeast quarter of Section 4, Township 22 North, Range 12 East, more particularly described as follows, to-wit:

Beginning at the Northwest corner of said fractional Northeast quarter and running thence North 89 degrees 56 minutes 40 seconds East on the North line thereof 389.65 feet to the centerline of a Public Highway; thence running South 22 degrees 00 minutes 20 seconds West on said center line 778.60 feet; thence running South 90 degrees 00 minutes West 366.78 feet to the centerline of an Open Ditch; thence running North 10 degrees 48 minutes 13 seconds East on said center line 131.33 feet; thence running North 43 degrees 19 minutes 54 seconds West on said centerline 145.28 feet; thence running North 55 degrees 00 minutes 29 seconds West on said centerline 73.24 feet; thence running North 00 degrees 00 minutes West 444.50 feet to a point in the North line of said fractional Northwest quarter; thence running North 90 degrees 00 minutes East on said North line 404.25 feet to the Point of Beginning.

Tract II:

A permanent easement of right of way for the purpose of the construction, operation and maintenance of a sewer across the following described real estate, to-wit:

The East 10 feet of the South 950 feet of the West 1,515.08 feet of the Northwest quarter of Section 4, Township 22 North, Range 12 East, Jay County, Indiana. Also, the South 10 feet of the East 195.08 feet of the West, 1,515.08 feet of the Northwest quarter of Section 4, Township 22 North, Range 12 East, Jay County, Indiana

Also, a permanent easement of right of way for the purpose of construction, operation and maintenance of a sewer across the following described real estate, to-wit:

A part of the Northwest quarter of Section 4, Township 22 North, Range 12 East, Jay County, Indiana, described as follows: Commencing at the Southwest corner of said quarter section; thence East 1,515.08 feet along the South line of said quarter section to the prolonged West line of the Owners' Land; thence North 904.4 feet along said prolonged West line and along the West line of the Owners' Land to the Point of Beginning of this description; thence continuing North 14.0 feet along said West line; thence 45 degrees 40 minutes East 1,010.7 feet; thence North 41 degrees 07 minutes East 386.6 feet; thence South 48 degrees 53 minutes East 10.0 feet; thence South 41 degrees 07 minutes West 387.0 feet; thence South 45 degrees 40 minutes West 1,029.9 feet to the Point of Beginning.

Also, a permanent non-exclusive easement for the construction, operation and maintenance of utility services, including sewer services, power, water, gas or any similar service over, across, and through the following described real estate, to-wit:

Beginning at the Northwest corner of the East half of the Southwest quarter of Section 4, Township 22 North, Range 12 East; thence South, along the half quarter section line, 2640 feet, more or less, to the Southwest corner of the East half of the Southwest quarter of said Section 4; thence East, along the Section line, 25 feet; thence North, parallel with the West line of the East half of the Southwest quarter of said Section 4, 2615 feet, more or less, to a point 25 feet South of the North line of said quarter section; thence East, parallel with the North line of said quarter section, 170 feet; thence North 25 feet to the North line of said quarter section; thence West, along the quarter section line, 195 feet to the Place of Beginning.

A modernized description of the above legal description is as follows:

Part of the Northwest Quarter and the Northeast Quarter of Section 4, Township 22 North, Range 12 East, Fall Creek Township, Jay County, Indiana described as follows:

Beginning at the Northwest corner of said Northeast quarter; thence North 89 degrees 02 minutes 03 seconds East (assume bearing) 78.54 feet along the south line of Section 33, Township 23 North, Range 12 East to the southeast corner of the southwest quarter of said Section 33, marked by a 1/2 inch diameter rebar; thence North 89 degrees 01 minute 57 seconds East 297.44 feet along the south line of the southeast quarter of said Section 33 to the center of a public road; thence South 20 degrees 56 minutes 07 seconds West 778.60 feet along said centerline to the east line of the northwest quarter of said Section 4; thence South 89 degrees 02 minutes 03 seconds West 282.30 feet to the centerline of an open ditch; thence North 30 degrees 28 minutes 30 seconds West 56.83 feet along said centerline; thence North 29 degrees 20 minutes 42 seconds West 65.79 feet along said centerline; thence North 27 degrees 47 minutes 32 seconds West 38.60 feet along said centerline; thence North 49 degrees 08 minutes 09 seconds West 127.33 feet along said centerline; thence North 72 degrees 56 minutes 48 seconds West 52.18 feet along said centerline; thence North 00 degrees 57 minutes 57 seconds West 479.55 feet; thence North 89 degrees 02 minutes 03 seconds East 417.92 feet to the point of beginning.

Also, a permanent easement of right of way for the purpose of the construction, operation and maintenance of a sewer across the following described real estate, to-wit:

The East 10 feet of the south 950 feet of the West 1,515.08 feet of the Northwest quarter of Section 4, Township 22 North, Range 12 East, Jay County, Indiana.

Also, the south 10 feet of the East 195.08 feet of the West 1,515.08 feet of the Northwest quarter of Section 4, Township 22 North, Range 12 East, Jay County, Indiana

Also, a permanent easement of right of way for the purpose of construction, operation, and maintenance of a sewer across the following described real estate, to-wit:

A part of the Northwest quarter of Section 4, Township 22 North, Range 12 East, Jay County, Indiana, described as follows:

Commencing at the Southwest corner of said quarter section; thence East 1,515.08 feet along the South line of said quarter section to the prolonged West line of the Owners' Land; thence North 904.4 feet along said prolonged West line and along the West line of the Owners' Land to the Point of Beginning of this description; thence continuing North 14.0 feet along said West line; thence

North 45 degrees 40 minutes East 1,010.7 feet; thence North 41 degrees 07 minutes East 386.6 feet; thence South 48 degrees 53 minutes East 10.0 feet; thence South 41 degrees 07 minutes West 387.0 feet; thence South 45 degrees 40 minutes West 1,029.9 feet to the Point of Beginning.

Also, a permanent non-exclusive easement for the construction, operation and maintenance of utility services, including sewer services, power, water, gas or any similar service over, across, and through the following described real estate, to-wit:

Beginning at the Northwest corner of the East half of the Southwest quarter to Section 4, Township 22 North, Range 12 East; thence South, along the half quarter section line, 2640 feet, more or less, to the Southwest corner of the East half of the Southwest quarter of said Section 4; thence East, along the Section line, 25 feet; thence North, parallel with the West line of the East half of the Southwest quarter of said Section 4, 2615 feet, more or less, to a point 25 feet South of the North line of said quarter section; thence East, parallel with the North line of said quarter section, 170 feet; thence North 25 feet to the North line of said quarter section; thence West, along the quarter section line, 195 feet to the Place of Beginning.

Commonly known as 11563 W. 300 South, Dunkirk, IN 47336

FORT WAYNE

LEGAL DESCRIPTION

HISTORICAL LEGAL DESCRIPTION

Part of the Southwest quarter of Section 33, Township 31 North, Range 13 East, in Allen County, Indiana, more particularly described as follows, to-wit:

Beginning at the intersection of East State Boulevard (Hicksville Road) and the East line of the Southwest quarter of Section 33, Township 31 North, Range 13 East, said point also being the center of Section 33, Township 31 North, Range 13 East; thence South along the East line of said Southwest quarter, a distance of 659 feet to a point in the North line of existing Monarch Drive; thence South 81 degrees 29 minutes West, a distance of 26.24 feet to a point of curvature; thence Southwesterly along a curve to the left having a radius of 200 feet, a distance of 57.71 feet (55.85 feet deed) to a point of tangency; thence South 65 degrees 30 minutes West, a distance of 405.2 feet (403.37 feet deed) to point of curvature; thence Southwesterly along a curve to the right having a radius of 150 feet, a distance of 64.14 feet to a point of tangency; thence West, a distance of 42.2 feet (44.22 feet deed) to a point on the East line of former Lot number 143 in Statewood Park Section "C", 50 feet North of the Southeast corner thereof, now the Southeast corner of Lot 52 Monarch Park, Section "E"; thence North 154.3 feet (150 feet deed) to the Northeast corner of said former Lot number 143 in Statewood Park and the Northeast corner of Lot 52 in Monarch Park, Section "E"; thence East a distance of 3.8 feet (4 feet deed) in the Southwest corner of Lot number 77 in Statewood Park Section "B; thence North, a distance of 200 feet to the Northwest corner of said Lot number 77; thence East, a distance of 140 feet to the Northwest corner of Lot number 78 in said Statewood Park Section "B"; thence North along the West line of vacated Forest Avenue and the West line of Lot number 35 in Statewood Park Section "A", a distance of 242.5 feet to the Northwest corner of said Lot number 35; thence East along the North line of Lot 35, a distance of 95 feet to the Southwest corner of Lot number 31 in Statewood Park Section "A"; thence North along the West line of Lot number 31, a distance of 267 feet to the centerline of East State Boulevard (Hicksville Road); thence East along the centerline of East State Boulevard, a distance of 317.1 feet (314 feet deed) to the Point of Beginning.

The above description includes Lots 31, 32, 33, 34 and 35, in Statewood Park Addition, Section "A", EXCEPT the Northerly 10 feet of Lots 31 and 32, according to the recorded plat thereof. Also included are Lots 77, 78, 79, 80 and the South 1/2 of vacated Forest Avenue adjoining Lots 78, 79 and 80 on the North, and vacated Swayne Avenue from the South platted right of way line of Forest Avenue, South a distance of 200 feet, in Statewood Park, Section "B" according to the recorded plat thereof

ALSO KNOWN AS:

Lots 31, 32, 33, 34 and 35 in Statewood Park Section A according to the plat as recorded in Plat Book 17, page 120, excepting the North 10 feet of Lots 31 and 32 thereof; Together with Lot 77, 78, 79 and 80 in Statewood Park Section B according to the plat as recorded in Plat Book 18, page 70, except that part of Lot 80 lying within Monarch Drive per Monarch Park Section C as recorded in Plat Book 31, pages 52 and 53 and Monarch Park Section E as recorded in Plat Book 33, pages

4 and 5; Together with that portion of Forest Avenue as vacated by Circuit Court Order Book 129, pages 245-246, being situated North of Lots 78, 79 and 80 in Statewood Park Section B and South of Lots 33, 34 and 35 in Statewood Park Section A; Together with that portion of Swayne Avenue as vacated per General Ordinance G-74-66 as situated between Lots 77 and 78 in said Statewood Park Section B; Together with that part of the Southwest Quarter of Section 33, Township 31 North, Range 13 East, Allen County, Indiana, in particular described as follows, to-wit:

Commence at the Northeast corner of Lot 52 in Monarch Park Section E; thence North 89 degrees 57 minutes 50 seconds East (assumed and basis of bearings) along the South line of Statewood Park Section B .as recorded in Plat Book 18, page 70, a distance of 404.21 feet to the Northerly line on Monarch Drive as per the plat of Monarch Park Section C aforesaid; thence South 65 degrees 02 minutes 36 seconds West along said North line, a distance of 332.40 feet to a point of curve; thence along a circular curve to the right having a radius of 150.00 feet, an arc distance of 64.21 feet (64.14 feet, plat) to a point of tangent; thence South 89 degrees 32 minutes 21 seconds West along said North line and tangent, a distance of 42.20 feet (44.22 feet, plat) to the Southeast corner of said Lot 52 Monarch Park Section E; thence North 0 degrees 33 minutes 24 seconds East along the East line of said Lot 52, a distance of 154.36 feet (155.6 feet, plat; 150 feet, deed) to the point of beginning.

HARTFORD

LEGAL DESCRIPTION

A part of the Northeast Quarter of the Southeast Quarter of Section 16, Township 23 North, Range 10 East, more particularly described as follows, to-wit:

Beginning at the Northeast corner of said Northeast Quarter of the Southeast Quarter and running thence South 0 degrees 0 minutes West on the East line thereof 450.62 feet; thence running South 66 degrees 48 minutes 26 seconds West 435.17 feet; thence running South 90 degrees 00 minutes 00 seconds West 352.0 feet; thence running North 0 degrees 0 minutes East and parallel with the East line of said Northeast Quarter of the Southeast Quarter 627.67 feet to a point in the North line of said Northeast Quarter of the Southeast Quarter; thence running South 89 degrees 34 minutes 04 seconds East on said North line 752.0 feet to the Point of Beginning.

HOBART

LEGAL DESCRIPTION

PARCEL 1: Part of the Northwest 1/4 of the Northwest 1/4 of Section 25, Township 36 North, Range 8 West of the 2nd Principal Meridian, in the City of Hobart, Lake County, Indiana, described as follows: Beginning at a point 40 feet South and 30 feet West of the Northeast corner of said 1/4 1/4 Section; thence South parallel to the East line thereof, 135 feet; thence West, parallel to the North line thereof, 70 feet; thence South, parallel to the East line thereof, 125 feet; thence East, parallel to the North line thereof, 70 feet; thence South, parallel to the East line thereof, 185 feet; thence West, parallel to the North line thereof, 525 feet; thence North, parallel to the East line thereof, 125 feet; thence East, parallel to the North line thereof, 15 feet; thence North, parallel to the East line thereof, 185 feet; thence East parallel to the North line thereof, 126 feet; thence North, parallel to the East line thereof, 135 feet to the South line of 37th Avenue; thence East, along said South line 384 feet to the point of beginning.

PARCEL 2: Lots 9, 10 and 11 in Resubdivision of Parts of Indiana Ridge Subdivision, in the City of Hobart, as per plat of said Resubdivision, recorded in Plat Book 31 page 38, in Lake County, Indiana.

HUNTINGTON

LEGAL DESCRIPTION

Parcel I:

A part of original Outlot #24 in Henry Drover's Subdivision of Sections 15 & 22 in Township 28 North, Range 9 East, in the City of Huntington, Huntington County, State of Indiana, and more particularly described as follows: Starting at a point 92 feet West and 25 feet South of the Southeast corner of Outlot # 19 in Henry Drover's Subdivision to an iron pin and being the Point of Beginning; thence North 74 degrees 22 minutes West 259.5 feet to an iron pipe; thence North 29 degrees 22 minutes West 60.3 feet to an iron pipe; thence North 62 degrees 22 minutes West 151.5 feet to an iron pipe; thence South 0 degrees 14 minutes West 601.4 feet to an iron pipe, (North side of concrete walk); thence East along North side of walk 414.8 feet to an iron pipe; thence North 0 degrees 09 minutes East 408.6 feet to the Point of Beginning.

Parcel II:

Easement for Sewer Line as set out in instrument between Robert G. & Mable Owens, husband and wife and Friendly Nursing Home, Inc., dated January 4, 1965 and recorded January 7, 1965 in Miscellaneous Book 43, pages 136-139.

Parcel:

Commencing at the Southwest corner of Out Lot Number 23 of Henry Drovers Subdivision of Section 15, Township 28 North, Range 9 East; thence East 3 chains; thence North 6.50 chains to the center of the creek; thence West 3.50 chains along said creek; thence South 3.85 chains to the Place of Beginning, except the following part thereof:

Beginning at the Northwest corner of the above described tract; thence South about 25 feet to a stone "W"; thence East 197 1/2 feet to a stone "X"; thence North about 25 feet to the center of Rabbit Run Creek; thence West 197 1/2 feet to the Point of Beginning, the premises hereby conveyed.

Commonly known as 1470 Grant Street, Huntington, IN 46750

LAGRANGE

LEGAL DESCRIPTION

A TRACT OF LAND LOCATED IN THE FRACTIONAL NORTHWEST QUARTER OF SECTION 19, TOWNSHIP 37 NORTH, RANGE 10 EAST, BLOOMFIELD TOWNSHIP, LAGRANGE COUNTY, INDIANA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT A RAILROAD SPIKE AT THE SOUTHWEST CORNER OF SAID FRACTIONAL NORTHWEST QUARTER; THENCE NORTH 00 DEGREES 19 MINUTES 14 SECONDS WEST, ALONG THE WEST LINE OF SAID NORTHWEST QUARTER, 829.84 FEET (830.6' RECORDED) TO A PK NAIL; THENCE SOUTH 89 DEGREES 44 MINUTES 19 SECONDS EAST, 948.09 FEET (SOUTH 89 DEGREES 21 MINUTES 25 SECONDS EAST, 947.815 FEET RECORDED) TO AN IRON PIPE; THENCE NORTH 00 DEGREES 07 MINUTES 54 SECONDS WEST (NORTH 00 DEGREES 09 MINUTES EAST RECORDED), 181.27 FEET TO AN IRON PIPE; THENCE SOUTH 88 DEGREES 45 MINUTES 00 SECONDS EAST, 200.00 FEET TO AN IRON BAR AND THE POINT OF BEGINNING; THENCE CONTINUING SOUTH 88 DEGREES 45 MINUTES 00 SECONDS EAST, 458.05 FEET (458.0 FEET RECORDED) TO A 1-1/2 INCH IRON PIPE IN CONCRETE ON THE WEST RIGHT-OF-WAY LINE OF STATE ROAD 9; THENCE SOUTHEASTERLY, ALONG SAID WEST ROAD LINE AND ALONG A CURVE TO THE RIGHT, 610.53 FEET, TO A 1/2 INCH IRON BAR, SAID CURVE HAVING A RADIUS OF 1382.39 FEET AND SUBTENDED BY A CHORD 605.58 FEET LONG BEARING SOUTH 25 DEGREES 18 MINUTES 13 SECONDS EAST; THENCE NORTH 89 DEGREES 43 MINUTES 27 SECONDS WEST, 719.00 FEET (WESTERLY, 719.24 FEET RECORDED) TO A 5/8 INCH IRON BAR; THENCE NORTH 00 DEGREES 13 MINUTES 46 SECONDS EAST, 554.01 FEET TO THE POINT OF BEGINNING.

ALSO AN EASEMENT FOR GAS, WATER, SEWER AND OTHER PUBLIC UTILITY PURPOSES OVER THE FOLLOWING TRACT OF LAND:

COMMENCING AT A RAILROAD SPIKE AT THE SOUTHWEST CORNER OF SAID FRACTIONAL NORTHWEST QUARTER; THENCE SOUTH 89 DEGREES 40 MINUTES 27 SECONDS EAST, 1245.96 FEET (SOUTH 89 DEGREES 23 MINUTES 00 SECONDS EAST, 1246.54 FEET RECORDED); THENCE NORTH 01 DEGREES 14 MINUTES 07 SECONDS EAST, 455.07 FEET (NORTH 00 DEGREES 33 MINUTES 00 SECONDS EAST, 455 FEET RECORDED) TO A TRIANGULAR CONCRETE MONUMENT AND THE POINT OF BEGINNING; THENCE SOUTH 01 DEGREES 14 MINUTES 07 SECONDS WEST, 430.07 FEET (SOUTH APPROXIMATELY 455 FEET RECORDED) TO AN IRON PIPE ON THE NORTH LINE OF NORTH STREET IN THE TOWN OF LAGRANGE, INDIANA; THENCE SOUTH 89 DEGREES 40 MINUTES 27 SECONDS EAST (EAST RECORDED) ALONG SAID NORTH LINE, 30.00 FEET; THENCE NORTH 01 DEGREES 14 MINUTES 07 SECONDS EAST, 430.00 FEET TO THE SOUTH LINE OF THE ABOVE DESCRIBED 7.73 ACRE TRACT; THENCE NORTH 89 DEGREES 43 MINUTES 27 SECONDS WEST, ALONG THE SOUTH LINE OF SAID 7.73 ACRE TRACT, 30.00 FEET TO THE POINT OF BEGINNING.

BEING A PART OF THE PROPERTY CONVEYED BY THOSE CERTAIN DEEDS RECORDED JUNE 17, 1969 IN DEED RECORD 109, PAGE 1 AND RECORDED JUNE 17, 1969 IN DEED RECORD 109, PAGE 2.

MIDDLETOWN

LEGAL DESCRIPTION

Tract A:

A part of the Southeast quarter of the Southeast quarter of Section 30, Township 19 North, Range 9 East, in Fall Creek Township, Henry County, Indiana, described as follows:

Commencing at the Southeast corner of said quarter quarter section and running thence South 89 degrees 27 minutes 03 seconds West (assumed bearing) 1016.31 feet along the South line of said Southeast quarter of the Southeast quarter; thence North 00 degrees 00 minutes 07 seconds West 400.00 feet to the Point of Beginning; thence continue North 00 degrees 00 minutes 07 seconds West 250.00 feet; thence North 89 degrees 27 minutes 03 seconds East 332.00 feet; thence South 00 degrees 00 minutes 05 seconds East 250.00 feet; thence South 89 degrees 27 minutes 03 seconds West 332.00 feet to the Point of Beginning.

Tract B:

A part of the Southeast quarter of the Southeast quarter of Section 30, Township 19 North, Range 9 east, in Fall Creek Township, Henry County, Indiana, described as follows:

Beginning at a point 400 feet North and 78 feet East of the Southwest corner of said quarter quarter section, said point being the Northwest corner of a tract conveyed by F. Irene St. John et al, to the Trustees of Middletown Lodge No. 271 F. & A.M. by two deeds dated July 29, 1968 and recorded January 23, 1969 in Deed Record 207, pages 475-477, inclusive and running thence North 250 feet; thence East 232.07 feet; thence South 250 feet; thence West and along the North line of said Masonic tract and said North line extended 232.07 feet to the Place of Beginning.

PERU

LEGAL DESCRIPTION

PARCEL I:

A part of the East half of the Northwest quarter of Section 28, Township 27 North, Range 4 East, more particularly described as follows:

Beginning at a point in the center of the Peru and Logansport Road, generally known as the Blair Pike, North 87 degrees East 402.5 feet from a stone in the center of said road that is 508.7 feet North of the Southeast corner of the West half of the Northwest quarter of Section 28, Township 27 North, Range 4 East; thence North 87 degrees East 270.6 feet to a point in the center of the Peru and Logansport Road, said point being the Northwest corner of a 0.5 acre tract recorded in Deed Record 135 Page 137; thence South 3 degrees East 198.8 feet (measured 199.8 feet) to a point on the North line of the alley running East and West along the North side of Runyan's Subdivision Addition to the City of Peru, Indiana; thence South 44 degrees 45 minutes West along the North line of said alley 365.6 feet to a point; thence North 3 degrees West 444.15 feet more or less to the place of beginning.

ALSO

A part of the East half of the Northwest quarter of Section 28, Township 27 North, of Range 4 East, more particularly described as follows, to-wit:

Beginning at a point in the center of the Peru and Logansport Road, generally known as the Blair Pike, North 87 degrees East 402.5 feet from a stone in the center of said road that is 508.7 feet North of the Southeast corner of the West half of the Northwest quarter of Section 28, Township 27 North, of Range 4 East; thence South 3 degrees East 444.45 feet to a point on the North line of an alley running East and West along the North side of Runyan's Sub-division Addition to the City of Peru, Indiana; thence South 44 degrees 45 minutes West 118.4 feet to a point; thence North 45 degrees 15 minutes West 3.1 feet; thence North 3 degrees West 521.55 feet to a point in the center of the Peru and Logansport Road, generally known as the Blair Pike; thence North 87 degrees East 89.7 feet to the place of beginning.

PARCEL II:

A part of the East one half of the Northwest quarter of Section 28, Township 27 North, of Range 4 East, more particularly described as follows, to-wit:

Beginning at a point in the center of the Peru and Logansport Road, generally known as the Blair Pike, North 87 degrees East 673.1 feet from a stone in the center of said road that is 508.7 feet North of the Southeast corner of the West one half of the Northwest quarter of Section 28, Township 27 North of Range 4 East; thence North 87 degrees East a distance of 219 feet to a point in the center of the Peru and Logansport Road and on the North line of the alley running East and West along the North side of Runyan's Subdivision Addition to the City of Peru, Indiana; thence South 44 degrees West along the North line of said alley a distance of 296 feet to a point; thence North 3 degrees West 199 feet to the place of beginning.

PARCEL III:

A part of the Northwest quarter of Section 28, Township 27 North of Range 4 East, more particularly described as follows, to-wit:

Beginning at the Southeast corner of the West half of the Northwest quarter of Section 28, Township 27 North of Range 4 East; thence North along the East line of said West half 508.7 feet to the point of intersection of said East line with the center line of Blair Pike; thence North 87 degrees East along the center line of said Blair Pike 312.8 feet; thence South 3 degrees East 521.55 feet to a point on the Easterly line of a .225 acre tract owned by Alexander Mazarenko and wife; said point being (North 45 degrees 15 minutes West) 3.1 feet from the Southeasterly corner of said .225 acre tract; thence North 45 degrees West (measured bearing North 45 degrees 15 minutes West) 146.9 feet to the Northeast corner of said .225 acre tract; thence South 44 degrees 45 minutes West along the Northwest line of said .225 acre tract 235 feet to the South line of the East half of the Northwest quarter of said Section 28; thence West along said South line 82 feet to the place of beginning.

ALSO KNOWN AS A MODERNIZED DESCRIPTION PREPARED BY 40th PARALLEL SURVEYING LLC DATED FEBRUARY 16, 2007, LAST REVISED MAY 8, 2007 and KNOWN AS JOB NO. 07-011:

Part of the Northwest Quarter of Section 28, Township 27 North, Range 4 East, City of Peru, Miami County Indiana, described as follows:

Commencing at the Southwest corner of the East half of said quarter marked by a stone marked with an "X"; thence North (assumed bearing) 507.75 feet along the West line of said half to the center of Blair Pike; thence North 87 degrees 38 minutes 02 seconds East 64.68 feet along the centerline of Blair Pike; thence North 85 degrees 18 minutes 16 seconds East 285.42 feet along said centerline; thence North 85 degrees 34 minutes 25 seconds East 417.81 feet along said centerline; thence North 85 degrees 10 minutes 12 seconds East 103.25 feet along said centerline; thence North 89 degrees 44 minutes 29 seconds East 20.85 feet along said centerline; thence South 43 degrees 25 minutes 16 seconds West 779.22 feet along the extension of and the north right-of-way of an alley; thence North 46 degrees 30 minutes 56 seconds West 151.65 feet along the northeast line of a parcel described in Record 180, page 739; thence South 43 degrees 29 minutes 04 seconds West 154.06 feet along the Northwest line of said parcel and the Northwest line of a parcel described in Record 177, page 7; thence South 89 degrees 24 minutes 09 seconds West 137.74 feet along the South line of said quarter to the point of beginning.

ROCKPORT

LEGAL DESCRIPTION

(RECORD DESCRIPTION PER D.R. 149, PG. 596)

A part of Outlot Eighty Six (86) in Wright and Griffith's Donation to the Town (now City) of Rockport, better described as follows:

Commencing at a point in the North line of Washington Street in said city 40 feet West of the intersection of the West line of Eighth Street, if said street were extended Northward in Rockport, Indiana, thence North 120 feet; thence West 60 feet; thence South 120 feet to the North line of said Washington Street; thence East 60 feet to the Place of Beginning.

THE ABOVE REAL ESTATE IS SET OUT IN THE FOLLOWING MODERNIZED LEGAL DESCRIPTION PREPARED BY HRG PLLC Surveying and Engineering Land Development Consultants, dated February 15, 2007, last revised June 19, 2007 as Job No. ALTA/ACSM LAND TITLE SURVEY ROCKPORT SNF:

Commencing at the Southeast Corner of Section 22 in Township 7 South, Range 6 West; thence with the South line of said Section 22 South 89 degrees 23 minutes West 423 feet (record); thence North 40 feet (record) to a 3/4 inch iron pipe found at the true point of beginning in the North right of way line of Washington Street, a record distance of 40 feet West of the intersection of the West line of Eighth Street, if said street were extended Northward, said pipe being in the South line of Out Lot No. 86; thence with said right of way line and the South line of Out Lot No. 86 South 89 degrees 16 minutes 36 seconds West 60.03 feet to a 3/4 inch iron pipe found, said pipe being North 89 degrees 23 minutes 35 seconds East 203.03 feet from the Southwest corner of Out Lot No. 86; thence North 00 degrees 02 minutes 26 seconds West 120.01 feet to a 1/2 inch iron pipe found; thence North 89 degrees 18 minutes 12 seconds East 60.00 feet to a 1/2 inch iron pipe found; thence South 00 degrees 03 minutes 15 seconds East 119.98 feet to the Point of Beginning

Parcel B:

(Record Boundary Description as set out in D.R. 147, PG. 625)

Beginning at an iron pin (found) the Southeast corner of Section 22 in Township 7 South, Range 6 West; thence with the South line of Section 22, South 89 degrees 23 minutes West 235 feet; thence North 40 feet to an iron pipe (set) in the South line of Out Lot No. 86 which is North 89 degrees 23 minutes East 451 feet from the Southwest corner of Out Lot No. 86 and being the true Point of Beginning; thence with the North margin of Washington Street and the South line of said Out Lot No. 86 South 89 degrees 23 minutes West 188 feet to an iron pipe (set) and a corner to Rev. Jett Reynolds; thence North 344.24 feet to an iron pipe (set) in the North line of Out Lot No. 86 and in the South margin of Jefferson Street; thence with the margin of said street and the North line of said Out Lot North 89 degrees 23 minutes East 92.30 feet to an iron pipe (set); thence South 0 degrees 14 minutes East 136.65 feet to an iron pipe corner (set); thence North 89 degrees 54 minutes East 95.19 feet to an iron pipe (set); thence South 206.72 feet to the Point of Beginning.

THE ABOVE REAL ESTATE IS SET OUT IN THE FOLLOWING MODERNIZED BOUNDARY DESCRIPTION PREPARED

BY HRG PLLC Surveying and Engineering Land Development Consultants, dated February 15, 2007, last revised JUNE 19, 2007 as Job No. ALTA/ACSM LAND TITLE SURVEY ROCKPORT SNF:

Commencing at the Southeast Corner of Section 22 in Township 7 South, Range 6 West; thence with the South line of said Section 22 South 89 degrees 23 minutes West 235 feet (record); thence North 40 feet (record) to a 1/2 inch iron pipe found at the true point of beginning in the North right of way line of Washington Street, said pipe being in the South line of Out Lot No. 86 and also being North 89 degrees 23 minutes East 451.06 feet (record) from the Southwest corner of Out Lot No. 86; thence with the North right of way line of Washington Street and the South line of Out Lot No. 86 South 89 degrees 23 minutes 00 seconds West 188.04 feet to a 3/4 inch iron pipe found; thence North 00 degrees 03 minutes 15 seconds West 344.15 feet to a 1/2 inch iron pipe found in the South right of way line of Jefferson Street and in the North line of Out Lot No. 86; thence with said right of way line and the North line of Out Lot No. 86 North 89 degrees 27 minutes 13 seconds East 921.19 feet to a 3/4 inch iron pipe found; thence South 00 degrees 12 minutes 39 seconds East 136.52 feet to a 3/4 inch iron pipe found; thence North 89 degrees 50 minutes 32 seconds East 95.22 feet to a 1/2 inch iron pipe found; thence South 00 degrees 07 minutes 26 seconds East 206.75 feet to the point of beginning.

RUSHVILLE

LEGAL DESCRIPTION

Tract I:

A part of the Northwest quarter of Section 32, Township 14 North, Range 10 East, in the City of Rushville, Rush County, Indiana, more particularly described as follows, to-wit:

Beginning at the Southeast corner of said quarter section; thence North 00 degrees 56 minutes West 280.00 feet along the centerline of Benjamin Street to a P .K. nail; thence South 88 degrees 21 minutes West (parallel with the South line of said quarter section) 15.00 feet to an iron pipe stake on the West line of Benjamin Street and to the True Point of Beginning of this description; thence North 00 degrees 56 minutes West 968.60 feet along the West line of Benjamin Street to an iron pipe stake on the Southerly right of way line of the P.C.C. and St. L. Railroad; thence South 42 degrees 56 minutes West 615.15 feet along the Southerly right of way line of said railroad to an iron pipe stake; thence South 01 degree 21 minutes East 530.40 feet to an iron pipe stake located North 01 degree 21 minutes West 280.00 feet from the South line of said quarter section; thence North 88 degrees 21 minutes East 422.53 feet to the Point of Beginning.

Also known as Parcel C on the Plat known as Jackson Nursing Subdivision, as per plat thereof recorded in Plat Book 4, page 179, in the Office of the Recorder of Rush County, Indiana

Tract II:

10 foot sewer line easement and sign and light :fixture easements granted to Miller's Merry Manor, Inc. over adjoining property South of the above real estate as created in Deed Record 132, pages 560-563; Deed Record 132, pages 564-567; Deed Record 132, pages 593-596; Deed Record 132, pages 597-600, in the Office of the Recorder of Rush County, Indiana

Tract III:

Together with a non-exclusive easement for ingress and egress as created and granted in an Easement dated August 16, 1976 and recorded in Book 125, page 346, in the Office of the Recorder of Rush County, Indiana.

SULLIVAN

LEGAL DESCRIPTION

Tract I: (SNF)

Part of the Southwest quarter of the Southeast quarter of Section 28, Township 8 North, Range 9 West, described as follows, to-wit:

Beginning at a point 183.67 feet East of the Northwest corner of said quarter quarter and running thence East along the center of State Road No. 154 (formerly known as the Sullivan-Graysville Gravel Road), 364.33 feet, more or less, to the centerline of Wolfenberger Street (formerly known as Graysville Street Road); thence South along the center of Wolfenberger Street 393.5 feet; thence West 364.33 feet, more or less, to a point due South of the Point of Beginning; thence North 393.5 feet to the Point of Beginning.

EXCEPTING THEREFROM 6 feet of even width off of the entire South side thereof.

Tract II: (ALF)

Three Hundred feet of even width off of the entire West side of the following described tract, to-wit: Beginning at a point on the South line of the Northwest quarter of the Southeast quarter of Section 28, Township 8 North, Range 9 West, 1582 feet West of the East line of said Section and running thence North 300 feet; thence West 435 feet; thence South 300 feet; thence East 435 feet to the Place of Beginning.

Tract III:

Part of the Northwest quarter of the Southeast quarter of Section 28, Township 8 North, Range 9 West, City of Sullivan, Sullivan County, Indiana, described as follows: Beginning in the centerline of Old State Road 154 and on the South line of said quarter quarter section at a point 2017 feet West of the East line of said Section 28; thence North 300 feet to an iron pin; thence West 290.4 feet to an iron pin; thence South 300 feet to the center of said road and the South line of said quarter quarter section (witness an iron pin adjacent to a right of way marker 30 feet North of said centerline); thence East 290.4 feet along said South line and centerline to the Point of Beginning.

SYRACUSE

LEGAL DESCRIPTION

A tract of land located in the Northeast quarter of Section 8, Township 34 North, Range 7 East, 2nd P.M., Turkey Creek Township, Kosciusko County, Indiana, containing within it bounds Lots 1 and 2 in Pickwick Villas (as recorded in Plat Book 8, page 62, in the Office of the Kosciusko County Recorder), more particularly described as follows:

Beginning at an iron pipe at the Southwest corner of Lot 1 in Pickwick Villas; thence West, along the North line of Pickwick Road, 387.22 feet to a P.K. nail on the West line of the South Half of said Northeast quarter; thence North 00 degrees 17 minutes 05 seconds West, 288.04 feet (North 00 degrees 04 minutes 30 seconds West, 288.45 feet recorded), along the West line and the centerline of Old State Road 13, to a P.K. nail; thence North 84 degrees 47 minutes 57 seconds East, 118.38 feet, more or less (North 84 degrees 55 minutes 45 seconds East, 114.84 feet recorded), along the South line of a parcel of land described and recorded in Kosciusko County Deed Record 282, page 315, to the Westerly edge of a boat channel; thence Southeasterly, along the shoreline of the Beckwater's of Syracuse Lake to the East line of Lot 2 in Pickwick Villas; thence South 08 degrees 01 minutes 43 seconds East, 167.29 feet, more or less (South 187.5 feet, more or less, recorded), to an iron pipe at the Southeast corner of said Lot 2; thence West, along the South line of said Lots 1 & 2, 204.97 feet (205.06 feet recorded) to the Point of Beginning.

Less and Except:

Lots 1 and 2 in Pickwick Villas (as recorded in Plat Book 8, page 62, in the Office of the Kosciusko County Recorder)

A MODERNIZED LEGAL DESCRIPTION OF THE ABOVE REAL ESTATE AS PREPARED BY LARRY R LONG IN A SURVEY DATED MAY 23, 2007 AND LAST REVISED JUNE 19, 2007 AND KNOWN AS JOB NO. 060195.00 (the "SURVEY") FOLLOWS:

A tract of land located in the Northeast Quarter of Section 8, Township 34 North, Range 7 East, Turkey Creek Township, Kosciusko County, Indiana, containing 3.46 acres, more or less, more particularly described as follows:

Beginning at a 3/4 inch iron bar at the Southwest corner of Lot 1 in Pickwick Villas as recorded in Plat Book 8 page 62 in the Office of the Kosciusko County Recorder; thence North 90 degrees 00 minutes 00 seconds West, along the North line of Pickwick Road, 387.22 feet to a mag nail on the West line of the South Half of said Northeast Quarter; thence North 00 degrees 17 minutes 05 seconds West, along said West line and the centerline of Harkless Drive (formerly Old State Road 13),288.04 feet (North 00 degrees 04 minutes 30 seconds West, 288.45 feet recorded) to a mag nail; thence North 84 degrees 47 minutes 57 seconds East, 117.51 feet, more or less, (North 84 degrees 55 minutes 45 seconds East, 114.84 feet recorded), along the South line of a parcel of land described and recorded in Kosciusko County Deed Record Volume 282 page 315, to the Westerly edge of a boat channel and the Southeast corner of said Deed Record in Volume 282 page 315; thence Southeasterly, along the shoreline of the backwaters of Syracuse Lake, 307 feet, more or less, to the West line of said Lot 1; thence South 01 degrees 38 minutes 10 seconds East, along said West line, 255.52 feet, more or less, to the point of beginning.

TIPTON

LEGAL DESCRIPTION

Parcel I:

Commencing at the Northeast corner of the Northwest Quarter of Section 14, Township 21 North, Range 4 East; thence South on and along the East Section line of said Quarter Section, 2,201.5 feet to the center line of an East and West road; thence West on and along said center line 808.3 feet to the Point of Beginning; thence right 90 degrees 0 minutes, 550 feet to a point on the South bank of Cicero Creek marked by an iron pin; thence left 94 degrees and 57 minutes, 231 feet on and along said South bank to a point marked by an iron pin; thence left 85 degrees and 3 minutes, 530 feet to a point on the center line of said East and West road; thence left 90 degrees and 0 minutes 230 feet to the Point of Beginning containing 2.80 acres more or less.

ALSO

An easement for ingress and egress and for highway purposes and the right to use same for vehicular traffic on and over the following described real estate in Tipton County, Indiana: Beginning at the Southeast corner of the above described Parcel l; thence N 00 degrees 13 minutes 39 seconds W 590.0 feet along the east line of said parcel; thence N 89 degrees 49 minutes 25 seconds E 50 feet; thence S 00 degrees 13 minutes 39 seconds E 590.0 feet to the center line of Fairgrounds Road; thence S 89 degrees 49 minutes 25 seconds W 50 feet along said center line to the point of beginning.

A MODERNIZED LEGAL DESCRIPTION OF THE ABOVE DESCRIBED REAL ESTATE WAS PREPARED BY 40th PARALLEL SURVEYING LLC DATED FEBRUARY 6, 2007, LAST REVISED June 19, 2007 AS JOB NO. 07-013 (THE "SURVEY") DESCRIBES THE REAL ESTATE AS FOLLOWS:

Part of the Northwest Quarter of Section 14, Township 21 North, Range 4 East, Cicero Township, Tipton County, Indiana described as follows:

Commencing at the northeast corner of said quarter marked by a brass plug in a cast iron box; thence S 00 degrees 00 minutes 00 seconds E (assumed bearing) 2200.47 feet along the east line of said quarter to the centerline extended of Fairgrounds Road; thence S 89 degrees 49 minutes 25 seconds W 807.5 feet along said centerline to the point of beginning marked by a 5/8 inch diameter rebar with orange cap stamped "FIRM 0047" (hereafter referred to as rebar); thence S 89 degrees 49 minutes 25 seconds W 229.78 feet along said centerline to an iron rod; thence N 00 degrees 15 minutes 55 seconds W 528.14 feet to a rebar; thence N 84 degrees 44 minutes 05 seconds E 231.02 feet to an iron rod; thence S 00 degrees 13 minutes 39 seconds E 548.63 feet to the point of beginning

ALSO

An easement for ingress and egress and for highway purposes and the right to use same for vehicular traffic on and over the following described real estate in Tipton County, Indiana:

Beginning at the Southeast corner of the above described Parcel 1; thence N 00 degrees 13 minutes 39 seconds W 590.0 feet along the east line of said parcel; thence N 89 degrees 49 minutes 25 seconds E 50 feet; thence S 00 degrees 13 minutes 39 seconds E 590.0 feet to the center line of Fairgrounds Road; thence S 89 degrees 49 minutes 25 seconds W 50 feet along said center line to the point of beginning.

WABASH

LEGAL DESCRIPTION

Parcel I:

That portion of land situate in the Northeast Quarter of Section 3, Township 27 North, Range 6 East, of the Second Principal Meridian in Wabash County, Indiana, being described as follows:

Considering the East line of said Quarter as bearing South 00 degrees 00 minutes 00 seconds East with all other bearings herein contained relative thereto; Beginning at the Northeast corner of said Quarter; thence on and along the East line of said Quarter South 00 degrees 00 minutes 00 seconds East 1324.53 feet; thence North 90 degrees 00 minutes 00 seconds West 26.62 feet to the Northerly right of way line of State Road 24 and the True Place of Beginning; thence North 90 degrees 00 minutes 00 seconds West 584.36 feet; thence South 00 degrees 00 minutes 00 seconds East 363.00 feet; thence South 40 degrees 52 minutes 16 seconds East 352.50 feet to the Northerly right of way line of State Road 24; thence on and along said Northerly line North 52 degrees 45 minutes 22 seconds East 77.63 feet; thence continuing on and along said Northerly line North 50 degrees 17 minutes 51 seconds East 201.88 feet; thence continuing on said Northerly line North 13 degrees 19 minutes 23 seconds East 151.62 feet; thence continuing on said Northerly line North 18 degrees 22 minutes 13 seconds East 322.51 feet to the True Place of Beginning.

Parcel II:

TRACT II:

A tract of land in the Southeast Quarter of the Northeast Quarter of Section 3, Township 27 North, Range 6 East, in the City of Wabash, Wabash County, Indiana, more particularly bounded and described as follows:

Commencing at a railroad spike found buried in the surface of Alber Street (formerly Wabash Laketon Road) marking the Southeast corner of said Northeast Quarter of Section 3; thence North 00 degrees 51 minutes 00 seconds West (record bearing) along the East line of said Northeast Quarter a distance of 304.28 feet to the Point of Beginning; thence South 88 degrees 53 minutes 00 seconds West (recorded bearing) a distance of 390.50 feet; thence North 00 degrees 48 minutes 58 seconds West (North 01 degrees 07 minutes West recorded) a distance of 163.66 feet (169.26 feet recorded) to the Southerly right of way line of the U.S. Number 24 By-Pass; thence North 51 degrees 47 minutes 47 seconds East (North 52 degrees 25 minutes East recorded) along said right of way line a distance of 274.57 feet to a steel corner post; thence South 86 degrees 27 minutes 56 seconds East (South 85 degrees 49 minutes East recorded) along said right of way line a distance of 136.41 feet (136.65 feet recorded) to a steel corner post; thence South 07 degrees 11 minutes 10 seconds East (South 6 degrees 43 minutes East recorded) along said right of way line a distance of 146.17 feet (147.3 feet recorded) to an iron stake; thence North 88 degrees 53 minutes 00 seconds East (recorded bearing) a distance of 20.00 feet to a P.K. Nail set in the surface of said Alber Street and on the East line of said Northeast Quarter; thence South 00 degrees 51 minutes 00 seconds East (recorded bearing) along the East line of said Northeast Quarter a distance of 172.82 feet to the Point of Beginning.

Parcel III:

Together with easements for pedestrian and vehicular access and utility access as set out in Non-Exclusive Easement dated August 19, 1988, recorded October 20, 1988 as Instrument No. 263788, Deed Book Volume 267, Page 439.

WAKARUSA

LEGAL DESCRIPTION

Parcel I: Lots Three (3), Four (4), Five (5), Six (6), Seventeen (17), Eighteen (18), Nineteen (19) and Twenty (20); the vacated alley lying between Lots Nineteen (19) and Twenty (20); the vacated alley lying between Lots Three (3) and Four (4); that portion of vacated Jefferson Street lying between Lots Three (3), Four (4), Five (5), Six (6), Seventeen (17), Eighteen (18), Nineteen (19) and Twenty (20); and the South Half of vacated Reinhold Avenue lying adjacent to Lots Six (6) and Seventeen (17), as all are known and designated on the recorded Plat of Reinhold's Addition to the Town of Wakarusa, Indiana in the Southeast Quarter (SE 1/4) of Section Twenty-six (26), Township Thirty-six (36) North, Range Four (4) East, Olive Township, Elkhart County, Indiana and all being more particularly described as follows:

Commencing at the Southeast corner of the aforesaid Lot Three (3) said point being One Hundred Thirty-four and Fifty-eight hundredths (134.58) feet (prorated), One Hundred Thirty-two (132.0) feet (recorded) North of the Southeast corner of Lot One (1) of said recorded Plat and the North right of way line of Sycamore Street, also being the point of beginning of this description; thence on an assumed bearing of due North along the East line of said Lots Three (3), Four (4), Five (5) and Six (6) and the West right of way of Washington Street, a distance of Three hundred Eighteen and Sixty-six hundredths (318.66) feet (prorated), Three Hundred Thirteen and Fifty hundredths (313.50) feet (recorded) to the centerline of vacated Reinhold Avenue; thence North Eighty-nine (89) degrees Nineteen (19) minutes West, along said centerline a distance of Three Hundred Ninety-six (396.0) feet; thence on a bearing of due South along the West line of said Lots Seventeen (17), Eighteen (18), Nineteen (19) and Twenty (20), a distance of Three Hundred Eighteen and Sixty-six hundredths (318.66) feet (prorated) Three Hundred Thirteen and Fifty Hundredths (313.50) feet (recorded) to the Southwest corner of said Lot Twenty (20); thence South Eighty-nine (89) degrees Nineteen (19) minutes East along the South line of said Lots Twenty (20) and Three (3), a distance of Three Hundred Ninety Six (396.0) feet to the point of beginning of this description.

Parcel II: Lots Seven (7), Eight (8), Nine (9), Ten (10), Eleven (11), Twelve (12), Thirteen (13), Fourteen (14), Fifteen (15) and Sixteen (16); the vacated alley lying between Lots Nine (9) and Ten (10); the vacated alley lying between Lots Thirteen (13) and Fourteen (14); that portion of vacated Jefferson Street lying between Lots Seven (7), Eight (8), Nine (9), Ten (10), Eleven (11), Twelve (12), Thirteen (13), Fourteen (14), Fifteen (15) and Sixteen (16); and the North half of vacated Reinhold Avenue, lying adjacent to Lots Seven (7) and Sixteen (16), as all are known and designated on the recorded Plat of Reinhold Addition to the Town of Wakarusa, in the Southeast Quarter (SE 1/4) of Section Twenty-six (26), Township Thirty-six (36) North, Range Four (4) East, Olive Township, Elkhart County, Indiana and all being more particularly described as follows:

Commencing at the Southeast corner of Lot Three (3) of said recorded Plat, said point being One Hundred thirty-four and Fifty-eight hundredths (134.58) feet (prorated) One Hundred Thirty-two (132.0) feet (recorded) North of the Northeast corner of Lot One (1) of said recorded Plat and the North right of way line of Sycamore Street; thence on an assumed bearing of due North along the East line of Lots Three (3), Four (4), Five (5) and Six (6) of said recorded Plat and the West right

of way line of Washington Street, a distance of Three Hundred Eighteen and Sixty-six hundredths (318.66) feet (prorated) Three Hundred Thirteen and Fifty hundredths (313.50) feet (recorded) to the centerline of vacated Reinhold Street, said point being the point of beginning of this description; thence continuing along said bearing of due North along the East line of said Lots Seven (7), Eight (8), Nine (9), Ten (10) and Eleven (11) and said West right of way line, a distance of Three Hundred Sixty One and Four hundredths (361.04) feet (prorated) Three Hundred Fifty-five and Eight hundredths (355.08) feet (recorded) to the Northeast corner of said Lot Eleven (11); thence North Eighty-nine (89) degrees Nineteen (19) minutes West along the North line of said Lots Eleven (11) and Twelve (12) a distance of Three Hundred Ninety-six (396.0) feet to the Northwest corner of said Lot Twelve (12); thence on a bearing of due South along the West line of said Lots Twelve (12), Thirteen (13), Fourteen (14), Fifteen (15) and Sixteen (16) a distance of Three Hundred Sixty-one and Four hundredths (361.04) feet (prorated) Three Hundred Fifty-five and Eight hundredths (355.08) feet (recorded) to the centerline of vacated Reinhold Street; thence South Eighty-nine (89) degrees Nineteen (19) minutes East along said centerline, a distance of Three Hundred Ninety Six (396.0) feet to the point of beginning of this description.

PARCEL 3: non-exclusive easements for access as set out in the Reciprocal Easement Declaration by MMM-Invest, Inc., an Indiana corporation dated December 28, 2001 and recorded January 3, 2002 as Document Number 2002-00192 in the Office of the Recorder of Elkhart County, Indiana.

PARCELS 1 AND 2 ALSO KNOWN TOGETHER AND DESCRIBED AS FOLLOWS:

Lots Three (3), Four (4), Five (5), Six (6), Seventeen (17), Eighteen (18), Nineteen (19), and Twenty (20), the vacated alley lying between Lots Nineteen (19) and Twenty (20); the vacated alley lying between Lots Three (3) and Four (4); that portion of vacated Jefferson Street lying between Lots Three (3), Four (4), Five (5), Six (6), Seventeen (17), Eighteen (18), Nineteen (19) and Twenty (20); and the South Half of vacated Reinhold Avenue lying adjacent to Lots Six (6) and Seventeen (17) and Lots Seven (7), Eight (8), Nine (9), Ten (10), Eleven (11), Twelve (12), Thirteen (13), Fourteen (14), Fifteen (15) and Sixteen (16); the vacated alley lying between Lots Nine (9) and Ten (10), the vacated alley lying between Lots Thirteen (13) and Fourteen (14); that portion of vacated Jefferson Street lying between Lots Seven (7), Eight (8), Nine (9), Ten (10), Eleven (11), Twelve (12), Thirteen (13), Fourteen (14), Fifteen (15) and Sixteen (16); and the north half of vacated Reinhold Avenue, lying adjacent to Lots Seven (7) and Sixteen (16), as all are known and designated on the recorded Plat of Reinhold's Addition to the Town of Wakarusa, Indiana in the Southeast Quarter (SE 1/4) of Section Twenty-six (26), Township Thirty-six (36) North, Range Four (4) East, Olive Township, Elkhart County, Indiana and all being more particularly described as follows: Beginning at the Southeast corner of the aforesaid Lot Three (3); Thence North 00 degrees 00 minutes 00 seconds East, a distance of 679.70 feet to a point in the south right-of-way line of North Washington Street; thence North 89 degrees 19 minutes 00 minutes West, a distance of 396.00 feet to a point in the Northeast corner of land described in Instrument Number 93003501 to Max L. and Nancy M. Gerber as recorded in the Elkhart County Records; thence South 00 degrees 00 minutes 00 seconds East, a distance of 679.70 feet to a point in the east line of said Gerber parcel; thence South 89 degrees 19 minutes 00 seconds East, a distance of 396.00 feet to the point of beginning of this description.

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION OF MASTER LEASE

This Master Lease Assignment and Assumption Agreement (this "**Assignment and Assumption Agreement**") is executed by and between each of the Assignors set forth and identified as signatories below (each, and collectively, "**Assignor**"), and each of the Assignees set forth and identified as signatories below ("**Assignee**") as of [__], 2023 (the "**Effective Date**").

WHEREAS, Assignor (as Sellers) and Assignee (as Purchaser) entered into that certain Purchase and Sale Agreement dated as of June [__], 2023 (as the same may have been supplemented, amended, restated or otherwise modified, the "**Purchase Agreement**"), with respect to the sale of certain property identified therein. Any capitalized term used, but not otherwise defined, herein shall have the meaning set forth in the Purchase Agreement.

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to assign, without recourse or warranty (except as expressly set forth therein), to Assignee all of Assignor's right, title and interest under, in and to that certain Master Lease and Security Agreement by and among Assignors, as landlord, and each of the entities set forth on Schedule [__], as tenant, dated October 21, 2022 (the "**Master Lease**").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. <u>Assignment</u>. As of the Effective Date, Assignor hereby assigns, sells and transfers, without recourse or warranty (except as expressly set forth in the Purchase Agreement), to Assignee all of Assignor's right, title and interest under, in and to the Master Lease, and all other rights, privileges and appurtenances owned by Assignor and in any way related to such Master Lease.

2. <u>Assumption</u>. As of the Effective Date, Assignee expressly agrees to assume and hereby assumes all liabilities and obligations of Assignor under and in connection with the Master Lease, to the extent such liabilities and obligations arise or are properly performable and allocable to the period of time on and after the Effective Date.

3. <u>Counterparts</u>. This Assignment and Assumption Agreement may be executed in a number of identical counterparts. Signatures may be delivered by facsimile or electronic delivery, and such signatures shall be binding on the parties hereto.

4. <u>Applicable Law</u>. This Assignment and Assumption Agreement shall be governed by and interpreted in accordance with the laws of the State of Indiana.

5. <u>Binding Effect</u>. This Assignment and Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

EXCEPT AS MAY BE SET FORTH IN AND SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, ASSIGNOR EXPRESSLY

DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE IN WHICH THE PROPERTY IS LOCATED (OR ANY OTHER STATE).

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the day and year first written above.

Assignor:

WC-CASTLETON LLC
WC-CHESTERFIELD LLC
WC-COLUMBIA CITY LLC
WC-DUNKIRK LLC
WC-FORT WAYNE LLC
WC-HARTFORD CITY LLC
WC-HOBART LLC
WC-HUNTINGTON LLC
WC-LAGRANGE LLC
WC-MIDDLETOWN LLC
WC-PERU LLC
WC-ROCKPORT LLC
WC-RUSHVILLE LLC
WC-SULLIVAN LLC
WC-SYRACUSE LLC
WC-TIPTON LLC
WC-WABASH LLC
WC-WAKARUSA LLC,
each, a Delaware limited liability company

By: ________________________________
Name: ______________________________
Title: Authorized Signatory

[Assignee's Signature Page Follows]

EXHIBIT C

Intentionally Deleted

EXHIBIT D

FORM OF BILL OF SALE

Facility: [INSERT NAME]

THIS BILL OF SALE ("**Bill of Sale**") is made this ____ day of _______________, 2023 by and between each of the seller entities set forth and identified as signatories below (each, and collectively, "**Seller**"), in favor of each of the purchaser entities set forth and identified as signatories below (each, and collectively, "**Purchaser**").

W I T N E S S E T H:

WHEREAS, Seller, certain of its affiliates and Purchaser entered into that certain Purchase and Sale Agreement dated as of **[_______]**, 2023 (as the same may have been supplement, amended, restated or otherwise modified, the "**Purchase Agreement**"), with respect to the sale of certain Property identified therein. (Any capitalized term used, but not otherwise defined, herein shall have the meaning set forth in the Purchase Agreement.)

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Purchaser all of Seller's right, title and interest in and to the Fixtures and Tangible Personal Property, without representation or warranty of any kind whatsoever except as set forth in and subject to the terms of the Purchase Agreement.

EXCEPT AS MAY BE SET FORTH IN AND SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE IN WHICH THE PROPERTY IS LOCATED (OR ANY OTHER STATE).

This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of New York.

[*Remainder of page intentionally left blank.*]

IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale as of the day and year first written above.

Seller:

[SELLER], a [__________________]

By: ________________________________
Name: ______________________________
Title: ______________________________

EXHIBIT E

FORM OF GENERAL ASSIGNMENT AND ASSUMPTION

Facility: [INSERT NAME] (the "**Facility**")

This General Assignment and Assumption Agreement (this "**Assignment and Assumption Agreement**") is executed by and between **[SELLER]**, a [_____________] ("**Seller**"), and **[PURCHASER]**, a [_____________] ("**Purchaser**") as of _______, 2023 (the "**Effective Date**").

WHEREAS, Seller, certain of its affiliates and Purchaser entered into that certain Purchase and Sale Agreement dated as of ______________, 2023 (as the same may have been supplemented, amended, restated or otherwise modified, the "**Purchase Agreement**"), with respect to the sale of certain Property identified therein. (Any capitalized term used, but not otherwise defined, herein shall have the meaning set forth in the Purchase Agreement.)

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to assign, without recourse or warranty (except as expressly set forth therein), to Purchaser all of Seller's right, title and interest under, in and to the Intangibles.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1. Assignment. As of the Effective Date, Seller hereby assigns, sells and transfers, without recourse or warranty (except as expressly set forth in the Purchase Agreement), to Purchaser all of Seller's right, title and interest under, in and to the Intangibles, and all other rights, privileges and appurtenances owned by Seller and in any way related to the foregoing.

2. Assumption. As of the Effective Date, Purchaser expressly agrees to assume and hereby assumes all liabilities and obligations of Seller under and in connection with the Intangibles, to the extent such liabilities and obligations arise or are properly performable and allocable to the period of time on and after the Effective Date.

3. Counterparts. This Assignment and Assumption Agreement may be executed in a number of identical counterparts. Signatures may be delivered by facsimile or electronic delivery, and such signatures shall be binding on the parties hereto.

4. Applicable Law. This Assignment and Assumption Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

5. Binding Effect. This Assignment and Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

EXCEPT AS MAY BE SET FORTH IN AND SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A

PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE IN WHICH THE PROPERTY IS LOCATED (OR ANY OTHER STATE).

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IN WITNESS WHEREOF, the undersigned have executed this Assignment and Assumption Agreement as of the day and year first written above.

Seller:

[SELLER], a [_________________]

By: ______________________________
Name: ____________________________
Title: _____________________________

[*Purchaser's Signature Page Follows*]

Purchaser:

[PURCHASER], a [________________]

By: ________________________________
Name: ______________________________
Title: _______________________________

EXHIBIT F

FORM OF CLOSING CERTIFICATE

The undersigned hereby certifies, as of [INSERT CLOSING DATE] (the "**Closing Date**"), to [**PURCHASER/SELLERS**], [each] a [●], having a principal address at [●] ("[**Purchaser/Sellers**]"), pursuant to that certain Purchase and Sale Agreement, dated as of [●], 2023, between the undersigned ("[**Purchaser/Sellers**]") and [Purchaser/Sellers] (as assigned, amended, or modified from time to time, the "**Purchase Agreement**"), that the closing condition specified in [Section 8.2.1/Section 8.1.1] of the Purchase Agreement is satisfied as of the Closing Date [, except as set forth on <u>Exhibit A</u> attached hereto][1].

This Certificate is made subject to the limitations on knowledge, scope, liability and survival, materiality, and other matters regarding [Purchaser's/Sellers'] representations and warranties, as set forth in the Purchase Agreement.

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[1] Note to Draft: To be included to the extent that any exceptions to any party's representations need to be disclosed.

EXHIBIT G

FORM OF TITLE AFFIDAVIT

Owner's-Gap Affidavit and Indemnity (LLC)

State of_______________________)
) ss.
County of _____________________)

The undersigned, being duly sworn according to law, deposes and states:

1. The undersigned is a duly authorized signatory of ____________________________ (the "Owner").

2. To Owner's knowledge, based on that certain [_____] Company's Commitment for Title Insurance No. __________________ NCS ________________ Local (the "Commitment"), Owner is holder of the property described in the Commitment (the "Property").

3. To Owner's knowledge, except as set forth in the Commitment or identified on the Rent Roll attached hereto as **Exhibit "A"** and made a part hereof, there are no tenancies, leases, parties in possession or other occupancies of the Property other than tenants, have rights as tenants only, none of which have any rights of first refusal or options to purchase.

4. Except as described on the Commitment, Owner has not received written notice of any delinquent taxes and/or special assessments affecting the Property and all real estate taxes, special assessments, water, sewer, and any other lienable utility services assessed upon the Property that are due and payable have been paid current through the date hereof.

5. To Owner's knowledge, Owner has received no written notice of any violation of any covenants, conditions or restrictions described in the Commitment which violations remain uncured.

6. To Owner's knowledge, there are no unpaid and delinquent bills or claims for labor or services performed or materials furnished or delivered for alterations, repair, work, or new construction on the Property within the previous ninety (90) days, except for bills or claims for which provision to make complete payment has been made by Owner in the ordinary course of business or in connection with closing.

7. To Owner's knowledge, there are no defects, liens, encumbrances, adverse claims or other matters first appearing in the public records or attaching subsequent to the effective date of the above numbered Commitment of Title Insurance but prior to the date the proposed insured acquires for value of record the estate or interest or mortgage thereon covered by the Commitment (such period being the "GAP"). [_____] shall be deemed by its reliance hereon to have agreed to present for recording any instruments creating the interest to be insured pursuant to the Commitment within ten (10) business days following the closing or a the direction of Owner upon payment of the fees for recording those instrument to be recorded in connection with the transaction contemplated hereby. Owner hereby indemnifies and holds harmless [_____] for, from, and against all actual losses, expenses, costs and fees, including, but not limited to, attorney fees, which may arise out of Owner's failure to so release, reconvey, remove, bond or otherwise dispose of any such defects, liens, encumbrances, adverse claims or other matters that are filed by or through Owner or any affiliate of Owner during the GAP.

This affidavit is given to induce [_____] to issue its policy or policies of title insurance with full knowledge that it will be relying upon the accuracy of same.

(Signature page to Owners-Gap-PACA Affidavit and Indemnity)

_____________, a limited liability company formed under the laws of the State of __________________________

By: ______________________________
Name: ______________________________
Title: ______________________________

[NOTARY BLOCK TO BE INSERTED FOR JURISDICTIONS WHICH REQUIRE IT]
[State of_______________
County of __________________

Sworn to or affirmed and subscribed before me by (insert name of person making jurat) this date of (insert date).

____
Notary Public

My commission expires:]

<u>EXHIBIT "A" RENT ROLL</u>

<u>IF NO TENANTS, LIST "NONE" BELOW</u>

ANNEX 1

DEFINED TERMS

"**Access Agreement**" means that certain Access Agreement by and between the parties dated as of May 25, 2023.

"**Affiliate**" means, with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with such Person.

"**Agreement**" shall have the meaning set forth in the introductory paragraph.

"**Allocated Purchase Prices**" shall have the meaning set forth in Section 2.2.2.

"**Applicable Law**" means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, board of fire underwriters and similar quasi-governmental agencies or entities, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question, including, without limitation, laws pertaining to healthcare licensure and patient confidentiality and privacy.

"**Business Day**" means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the State of New York.

"**Closing**" means the consummation of the purchase and sale and related transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement.

"**Closing Certificate**" shall mean a closing certificate in the form attached hereto as 0.

"**Closing Date**" means the date on which the Closing actually occurs.

"**Closing Statement**" shall have the meaning set forth in Section 5.2.6.

"**Code**" means the Internal Revenue Code of 1986, as amended.

"**Control**" means, with respect any Person, the possession, directly or indirectly, of the power to direct the management and policies of such Person, whether through ownership, voting control, by contract or otherwise.

"**Damages**" shall have the meaning set forth in Section 12.4.

"**Deed**" means, with respect to each Facility, a special warranty deed for each parcel of Land, the related Improvements and any other real property included in the Property applicable to such Facility which is owned in fee by any Seller, (i) subject to applicable Permitted Exceptions and (ii) in form and substance reasonably acceptable to Sellers and Purchaser and sufficient to cause the Title Company to issue the Title Policy for such Facility.

"**Deposit**" means shall have the meaning set forth in Section 2.2.1.1.

"**Designee**" means any Person that is, at the time of any assignment of this Agreement by Purchaser pursuant to and in accordance with Section 14.9, and continues to be, at all times thereafter until (and including) the Closing, an Affiliate of Purchaser.

"**Disclosure Schedules**" shall have the meaning set forth in Article VI.

"**Due Diligence Period**" means the time period commencing on the date of execution of the Access Agreement and ending at 5:00 p.m. New York time on July 10, 2023.

"**Effective Date**" shall have the meaning set forth in the introductory paragraph.

"**Environmental Laws**" means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Safe Drinking Water Act 42 U.S.C. Section 300(f) et seq. and all other applicable state, county, municipal, or, administrative ordinances, rules, regulations, judgments, and orders relating or pertaining to (A) the protection, preservation or reclamation of the environment or natural resources or (B) the management, release and threatened release of Hazardous Materials.

"**Escrow Agent**" shall have the meaning set forth in Section 2.2.1.1.

"**Estoppel**" shall have the meaning set forth in Section 7.2.

"**Excluded Amounts**" shall have the meaning set forth in Section 12.4.

"**Exculpated Parties**" shall have the meaning set forth in Section 13.2.

"**Executive Order**" shall have the meaning set forth in Section 6.1.6.

"**Existing Survey**" means with respect to each Facility, the most current survey, if any, in Sellers' possession for the Land and Improvements applicable to such Facility.

"**Facility**" means each of the facilities located on the Land identified on Schedule I.

"**Facility MAE**" means, with respect to any individual Facility, any result, occurrence, fact, event, change or effect that, individually or in the aggregate with other such results, occurrences, facts, events, changes, or effects, has had or would have a materially adverse effect on (a) the value, use, operation, ownership, business, affairs, results of operations or financial condition of, or marketability of title to, such individual Facility, or (b) the ability of Sellers to consummate the Transactions with respect to such Facility; *provided*, *however*, that for purposes of clause (a) "**Facility MAE**" shall not include any result, occurrence, fact, event, change or effect to the extent arising out of or resulting from (i) any failure of Sellers to meet any projections or forecasts (it being understood and agreed that any occurrence, fact, event, change or effect giving rise to such failure and not described in any of the clauses (ii)-(x) below shall be taken into account in determining whether there has been a Facility MAE), (ii) any results, occurrences, facts, events, changes or effects that affect the senior living industry in the United States generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally,

including changes in interest or exchange rates, (iv) any changes in Applicable Laws in the geographic region in which such individual Facility is located, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Transactions (including the identity of Purchaser and the impact of any of the foregoing on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, future partners or employees), (vii) the taking of any action permitted by the terms of this Agreement, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Purchaser, (viii) earthquakes, hurricanes, pandemic or disease outbreak (including any event, condition, change, development or circumstance resulting from the existence or any spread of COVID-19) or other natural disasters, (ix) any damage or destruction of such individual Facility (or any portion thereof), subject to Sellers' obligations under Article XI or (x) changes in generally accepted accounting principles.

"**Fixtures and Tangible Personal Property**" means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances, vehicles, and other articles of tangible personal property of every kind and character, and all accessories and additions thereto, located at, in, on or about the Land or the Improvements as of the Closing Date, in each case, used or usable exclusively in connection with the occupation or operation of all or any portion of the Land or the Improvements, and all other rights, privileges and appurtenances owned by Sellers and in any way related to the foregoing, but, in each case, only to the extent transferable; *provided*, *however*, that the term "**Fixtures and Tangible Personal Property**" specifically excludes (a) assets that are not owned by Sellers (including assets owned or leased by any Tenant, any guest or any employee or other person furnishing goods or services to any portion of the Property), and (b) assets owned by any Seller but not used exclusively for the occupation or operation of all or any portion of the Land or the Improvements.

"**General Assignment and Assumption**" shall have the meaning set forth in Section 5.2.5.

"**Governmental Authority**" shall mean any federal, state or local government or other political subdivision thereof, including any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property (or portion thereof) in question.

"**Government List**" shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

"**Hazardous Materials**" means any and all substances, wastes, materials, pollutants, contaminants, compounds, chemicals or elements which are defined or classified as a "hazardous substance," "hazardous material," "toxic substance," "hazardous waste," "pollutant," "contaminant" or words of similar import under any Environmental Law, including all dibenzodioxins and dibenzofurans, polychlorinated biphenyls (PCBs), petroleum hydrocarbon,

including crude oil or any derivative thereof, asbestos-containing materials in any form, and radon gas.

"**Improvements**" means all buildings and improvements located on the Land (including, without limitation, the Facilities), together with all rights of Sellers' in and to the rights, privileges and appurtenances pertaining thereto.

"**Indemnified Person**" shall have the meaning set forth in Section 12.6.

"**Indemnifying Person**" shall have the meaning set forth in Section 12.6.

"**Independent Consideration**" shall have the meaning set forth in Section 2.2.3.

"**Intangibles**" means, collectively, (i) the rents and other sums due to Sellers under the Master Lease, (ii) to the extent assignable, any unapplied Security Deposits, (iii) to the extent assignable and used exclusively in the operation or occupancy of the Land, the Improvements, the Fixtures and Tangible Personal Property or the Facilities, all of Sellers' right, title and interest in and to (u) all warranties and guaranties issued to Sellers in connection with the Improvements or the Fixtures and Tangible Personal Property, (v) all permits, licenses, approvals and authorizations issued by any Governmental Authority to Sellers in connection with the Land, the Improvements or the Facilities (the "**Permits**"), (w) transferable development rights, together with any dedications and entitlements related to the Land, which transfer automatically with the Land, (x) all transferable plans, drawings and specifications relating to the Land, the Improvements, the Fixtures and Tangible Personal Property or the Facilities, (y) advertising material and telephone numbers used exclusively in connection with the Land, the Improvements or the Facilities, and (z) any other items of intellectual or intangible personal property relating to the ownership or operation of the Land, the Improvements, the Facilities or the Fixtures and Tangible Personal Property and owned by any Seller (including, without limitation, any trade names associated with the Facilities), and (iii) all other rights, privileges and appurtenances owned by Sellers and in any way related to the foregoing.

"**Invasive Testing**" shall have the meaning set forth in Section 3.1.4.1.

"**IRS**" means the United States Internal Revenue Service.

"**IRS Reporting Requirements**" shall have the meaning set forth in Section 14.20.4.

"**Land**" means all of those certain tracts of land described on Exhibit A, together with all rights of Sellers in and to the easements, rights, privileges and appurtenances pertaining thereto.

"**Master Lease**" means that certain Master Lease and Security Agreement by and among Sellers, collectively, as landlord, and The Waters of Castleton Skilled Nursing Facility, LLC, The Waters of Chesterfield Skilled Nursing Facility, LLC, The Waters of Columbia City Skilled Nursing Facility, LLC, The Waters of Dunkirk Skilled Nursing Facility, LLC, The Waters of Fort Wayne Skilled Nursing Facility, LLC, The Waters of Hartford City Skilled Nursing Facility, LLC, The Waters of Hobart Skilled Nursing Facility, LLC, The Waters of Huntington Skilled Nursing Facility, LLC, The Waters of LaGrange Skilled Nursing Facility, LLC, The Waters of Middletown Skilled Nursing Facility, LLC, The Waters of Peru Skilled Nursing Facility, LLC, The Waters of

Rockport Skilled Nursing Facility, LLC, The Waters of Rushville Skilled Nursing Facility, LLC, The Waters of Sullivan Skilled Nursing Facility, LLC, The Waters of Syracuse Skilled Nursing Facility, LLC, The Waters of Tipton Skilled Nursing Facility, LLC, The Waters of Wabash Skilled Nursing Facility East, LLC, The Waters of Wabash Skilled Nursing Facility West, LLC, The Waters of Wakarusa Skilled Nursing Facility, LLC, The Waters of Castleton Assisted Living Facility, LLC, The Waters of LaGrange Assisted Living Facility, LLC, The Waters of Rushville Assisted Living Facility, LLC, The Waters of Sullivan Assisted Living Facility, LLC, and The Waters of Wakarusa Assisted Living Facility, LLC, collectively, as tenant, dated October 21, 2022.

"**Material Adverse Effect**" means any result, occurrence, fact, event, change or effect that, individually or in the aggregate with other such results, occurrences, facts, events, changes, or effects, has had or would have a materially adverse effect on (a) the value, use, operation, ownership, business, affairs, results of operations or financial condition of, or marketability of title to, the Property, taken as a whole, or (b) the ability of Sellers to consummate the Transactions; *provided*, *however*, that for purposes of clause (a) "**Material Adverse Effect**" shall not include any result, occurrence, fact, event, change or effect to the extent arising out of or resulting from (i) any failure of Sellers to meet any projections or forecasts (it being understood and agreed that any occurrence, fact, event, change or effect giving rise to such failure and not described in any of the clauses (ii)-(x) below shall be taken into account in determining whether there has been a Material Adverse Effect), (ii) any results, occurrences, facts, events, changes or effects that affect the senior living industry in the United States generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in Applicable Laws in the geographic regions in which Sellers own, operate or lease properties, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Transactions (including the identity of Purchaser and the impact of any of the foregoing on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, future partners or employees), (vii) the taking of any action permitted by the terms of this Agreement, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Purchaser, (viii) earthquakes, hurricanes, pandemic or disease outbreak (including any event, condition, change, development or circumstance resulting from the existence or any spread of COVID-19) or other natural disasters, (ix) any damage or destruction of the Property (or any portion thereof), subject to Sellers' obligations under Article XI or (x) changes in generally accepted accounting principles.

"**Materials**" shall have the meaning set forth in Section 3.1.1.

"**Material Existing Exception**" shall have the meaning set forth in Section 3.2.4.

"**Material Existing Exception To Be Removed**" shall have the meaning set forth in Section 3.2.1.

"**Mortgage**" shall have the meaning set forth in Section 4.4.

"**New Disclosure Item**" shall have the meaning set forth in Section 6.2.

"**New Disclosure Item Termination Notice**" shall have the meaning set forth in Section 6.2.

"**New Exception**" shall have the meaning set forth in Section 4.5.1.

"**New Exception Review Period Expiration Date**" shall have the meaning set forth in Section 4.5.1.

"**New Survey**" shall have the meaning set forth in Section 4.2.

"**Note**" shall have the meaning set forth in Section 5.2.3.

"**Noticed Claim**" shall have the meaning set forth in Section 12.6.2.

"**Notice of Claim**" shall have the meaning set forth in Section 12.6.2.

"**Notice of Third-Party Claim**" shall have the meaning set forth in Section 12.1.

"**OFAC**" shall have the meaning set forth in Section 6.1.6.

"**Permitted Exceptions**" shall have the meaning set forth in Section 4.3.

"**Person**" means any individual, corporation, proprietorship, firm, partnership, limited partnership, limited liability company, trust, association or other entity.

"**Physical Due Diligence**" has the meaning set forth in Section 3.1.3.

"**Principal Amount**" shall have the meaning set forth in Section 5.2.3.

"**Property**" means, collectively, (i) the Land, (ii) the Improvements, (iii) the Fixtures and Tangible Personal Property, (iv) the Master Lease and (v) the Intangibles.

"**Purchase Price**" shall have the meaning set forth in Section 2.2.1.

"**Purchaser**" shall have the meaning set forth in the introductory paragraph.

"**Purchaser Consultants**" means, collectively, all of Purchaser's agents, representatives, consultants and/or contractors.

"**Purchaser Default**" shall have the meaning set forth in Section 10.1.

"**Purchaser Indemnified Parties**" shall have the meaning set forth in Section 12.2.

"**Purchaser's Representations**" means the representations set forth in Section 3.4, and Section 6.3 and the Closing Certificate executed and delivered by Purchaser.

"**Purchaser's Scope of Work**" shall have the meaning set forth in Section 3.1.4.1.

"**Remove**" means, with respect to any matter, that Sellers cause Escrow Agent to remove such matter as an exception to, or affirmatively insure over such matter (in a manner reasonably satisfactory to Purchaser) in, the applicable Title Policy for the benefit of Purchaser, whether such removal or insurance is made available, in the sole discretion of Sellers, in consideration of

payment, bonding, indemnity of any Seller or otherwise. "**Rents**" shall have the meaning set forth in Section 5.4.1.1(a).

"**Required Consents**" shall have the meaning set forth in Section 6.1.2.

"**Resident Agreements**" means, collectively, those leases, occupancy, residency, and similar written agreements entered into with residents of the Facilities, and all amendments, modifications, supplements, renewals, and extensions thereof.

"**Samples**" shall have the meaning set forth in Section 3.1.4.2.

"**Sampling Wastes**" shall have the meaning set forth in Section 3.1.4.2.

"**Scheduled Closing Date**" shall have the meaning set forth in Section 5.1.

"**Security Deposits**" means any and all security deposits, guaranties, letters of credit and other similar credit enhancements providing additional security for the Master Lease and in Sellers' possession or control or for which Sellers are responsible under the Master Lease.

"**Seller**" and "**Sellers**" shall have the meanings set forth in the introductory paragraph.

"**Seller Default**" shall have the meaning set forth in Section 10.2.

"**Seller Floor**" shall have the meaning set forth in Section 12.4.

"**Seller Indemnified Parties**" shall have the meaning set forth in Section 12.3.

"**Seller Insurance Policies**" shall have the meaning set forth in Section 5.4.1.5.

"**Seller Knowledge Individual**" shall have the meaning set forth in Section **Error! Reference source not found.**.

"**Seller Maximum Liability**" shall have the meaning set forth in Section 12.4.

"**Sellers' Representations**" means the representations and warranties set forth in Section 3.4 and Section **Error! Reference source not found.** and the Closing Certificate executed and delivered by Sellers.

"**Sellers' Wire Instructions**" shall have the meaning set forth in Section 2.2.1.

"**Survival Period**" shall have the meaning set forth in Section 12.1.

"**Taxes**" means any federal, state, local or foreign real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any Governmental Authority on any Seller with respect to the Property (or any portion thereof), including any interest, penalty or fine with respect thereto, but expressly excluding any federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the Transactions.

"**Tenant**" means any tenant, subtenant, licensee or other occupant pursuant to any Lease.

"**Tenant Inducement Costs**" mean any payments required under a Lease to be paid by the landlord to or for the benefit of the applicable Tenant which are in the nature of a tenant inducement, including tenant improvement costs and moving, design, refurbishment and free rent allowances.

"**Third-Party Claim**" shall have the meaning set forth in Section 12.1.

"**Third-Party Reports**" means any reports, studies or other information prepared or compiled for Purchaser's use by any consultant or other third party in connection with Purchaser's investigation of the Property, whether ordered by Sellers (provided that Sellers have actually delivered or made available such reports, studies or information to Purchaser) or Purchaser.

"**Title Commitment**" shall have the meaning set forth in Section 4.1.

"**Title Company**" means Chicago Title Insurance Company.

"**Title Documents**" shall have the meaning set forth in Section 4.1.

"**Title Policy**" means, with respect to each Facility, a standard American Land Title Association owner's title insurance policy for the Land and the Improvements applicable to such Facility issued by the Title Company subject only to Permitted Exceptions, using the current policy jacket customarily provided by the Title Company in the applicable state, in an amount equal to the Allocated Purchase Price allocated to such Facility, excluding the personal property components thereof.

"**Title Update**" shall have the meaning set forth in Section 4.5.1.

"**Transactions**" means any and all transactions contemplated by the terms of this Agreement.

"**Uncollected Rent**" shall have the meaning set forth in Section 5.4.1.1(b).

"**Updated Zoning Reports**" means, with respect to each Facility, a customary zoning report similar in form and content to the standard zoning report prepared by the Planning and Zoning Resource Company.

Schedule I

Facility Names and Addresses; Sellers

	Facility	Street Address (informational)	Seller
1	Waters of Castleton SNF	8400 Clearvista Place Indianapolis, IN 46256	WC-Castleton LLC
2	Waters of Chesterfield SNF	524 Anderson Road Chesterfield, IN 46017	WC-Chesterfield LLC
3	Waters of Columbia City	640 W. Ellsworth Columbia City, IN 46725	WC-Columbia City LLC
4	Waters of Dunkirk SNF	11563 W. 300 S Dunkirk, IN 47336	WC-Dunkirk LLC
5	Waters of Fort Wayne SNF	5544 E. State Blvd. Ft. Wayne, IN 46815	WC-Fort Wayne LLC
6	Waters of Hartford City SNF	548 S. 100 W Hartford City, IN 47348	WC-Hartford City LLC
7	Waters of Hobart SNF	2901 W. 37th Ave. Hobart, IN 46342	WC-Hobart LLC
8	Waters of Huntington SNF	1500 Grant Street Huntington, IN 46750	WC-Huntington LLC
9	Waters of LaGrange SNF	787 N. Detroit LaGrange, IN 46761	WC-LaGrange LLC
10	Waters of Middletown SNF	981 Beechwood Dr. Middletown, IN 47356	WC-Middletown LLC
11	Waters of Peru SNF	317 Blair Pike Peru, IN 46970	WC-Peru LLC
12	Waters of Rockport SNF	815 W. Washington Rockport, IN 47635	WC-Rockport LLC
13	Waters of Rushville SNF	612 East 11th St. Rushville, IN 46173	WC-Rushville LLC
14	Waters of Sullivan SNF	505 West Wolfe St. Sullivan, IN 47882	WC-Sullivan LLC
15	Waters of Syracuse SNF	500 E. Pickwick Dr. Syracuse, IN 46567	WC-Syracuse LLC
16	Waters of Tipton SNF	300 Fairgrounds Rd. Tipton, IN 46072	WC-Tipton LLC
17	Waters of Wabash SNF East	1900 Alber St. Wabash, IN 46992	WC-Wabash LLC
18	Waters of Wabash SNF West	1720 North Alber St. Wabash, IN 46992	WC-Wabash LLC
19	Waters of Wakarusa SNF	300 N. Washington Wakarusa, IN 46573	WC-Wakarusa LLC
20	Waters of Castleton ALF	8400 Clearvista Place Indianapolis, IN 46256	WC-Castleton LLC
21	Waters of LaGrange ALF	787 N. Detroit LaGrange, IN 46761	WC-LaGrange LLC

	Facility	Street Address (informational)	Seller
22	Waters of Rushville ALF	612 East 11th St. Rushville, IN 46173	WC-Rushville LLC
23	Waters of Sullivan ALF	505 West Wolfe St. Sullivan, IN 47882	WC-Sullivan LLC
24	Waters of Wakarusa ALF	303 N. Washington Wakarusa, IN 46573	WC-Wakarusa LLC

<u>Schedule 6.1.2</u>

Required Consents

None.

<u>Schedule 6.1.4</u>

Legal Proceedings

None.

<u>Schedule 6.1.5</u>

Condemnation

None.

Schedule 14.21

Notices

If to any Seller:	885 Third Avenue, Floor 29 New York, NY 10022 Attention: Legal Department
With a copy to:	Latham & Watkins LLP 330 N Wabash, Suite 2800 Chicago, Illinois 60611 Attention: Gary E. Axelrod Email: gary.axelrod@lw.com
If to Purchaser:	Strawberry Fields REIT, Inc. 6101 Nimtz Parkway South Bend, IN 46628 Attention: David Gross Email: Dgross@sfreit.com